UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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CENTERLINE HOLDING COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CENTERLINE HOLDING COMPANY

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
on
September 10, 2009

July 24, 2009

To the holders of common shares, special preferred voting shares and convertible preferred shares of Centerline Holding Company:

NOTICE IS HEREBY GIVEN THAT the 2009 annual meeting of the holders of the common shares of beneficial interest of Centerline Holding Company (“our Company”), the holders of Special Preferred Voting Shares of our Company and the holders of 11.0% cumulative convertible preferred shares, series A-1 of our Company will be held on Thursday, September 10, 2009 at 10:00 a.m. (local time), at the law offices of Paul, Hastings, Janofsky & Walker LLP, 75 East 55th Street, New York, New York, 10022 for the following purposes:

(1)
The election of two (2) trustees to our board of trustees each for a term of three years to expire in 2012 or their earlier removal or resignation and until their respective successors are elected and qualified;

(2)	The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009;

(3)	The adjournment or postponement of the meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to approve the proposals; and

(4)	The transaction of such other business as may properly come before the meeting.

Our board of trustees recommends a vote “FOR” each of the proposals. The accompanying proxy statement contains additional information and should be carefully reviewed by shareholders.

Our board of trustees has fixed the close of business on July 14, 2009 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.  This year, the Company will be using the new “Notice and Access” method of providing proxy materials to you via the Internet. The Company believes that this new process should provide you with a convenient and quick way to access your proxy materials and vote your shares, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials. On or about July 24, 2009, we will mail to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and our 2008 annual report and vote electronically via the Internet. The Notice also contains instructions on how to receive a paper copy of your proxy materials.

By Order of the Board of Trustees

Marc D. Schnitzer
Chief Executive Officer and President

SHAREHOLDERS, WHETHER OR NOT THEY EXPECT TO BE PRESENT AT THE MEETING, ARE REQUESTED TO VOTE THEIR SHARES ELECTRONICALLY VIA THE INTERNET OR BY TELEPHONE OR BY COMPLETING AND RETURNING THE PROXY CARD IF YOU REQUESTED PAPER PROXY MATERIALS. VOTING INSTRUCTIONS ARE PROVIDED IN THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS, OR, IF YOU REQUESTED PRINTED MATERIALS, THE INSTRUCTIONS ARE PRINTED ON YOUR PROXY CARD AND INCLUDED IN THE ACCOMPANYING PROXY STATEMENT. ANY PERSON GIVING A PROXY HAS THE POWER TO REVOKE IT AT ANY TIME PRIOR TO THE MEETING AND SHAREHOLDERS WHO ARE PRESENT AT THE MEETING MAY WITHDRAW THEIR PROXIES AND VOTE IN PERSON.  IT IS MOST IMPORTANT THAT YOU VOTE YOUR COMMON SHARES, SPECIAL PREFERRED VOTING SHARES OR CONVERTIBLE PREFERRED SHARES YOUR FAILURE TO PROMPTLY VOTE YOUR SHARES INCREASES THE OPERATING COSTS OF YOUR INVESTMENT.  YOU ARE CORDIALLY INVITED TO PERSONALLY ATTEND THE MEETING, BUT YOU SHOULD VOTE BY INTERNET, PHONE OR MAIL WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

CENTERLINE HOLDING COMPANY

625 MADISON AVENUE

NEW YORK, NEW YORK 10022

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

The accompanying form of proxy is solicited on behalf of the board of trustees (the “Board”) of Centerline Holding Company (which we refer to as “Centerline,” “our Company,” “we,” “our” or “us”) for use at the annual meeting of shareholders to be held Thursday, September 10, 2009 at 10:00 a.m. (local time), at the law offices of Paul, Hastings, Janofsky & Walker LLP, 75 East 55th Street, New York, New York, 10022, and at any adjournment or postponement thereof.  The United States Securities and Exchange Commission (the “SEC”) recently approved “Notice and Access” rules relating to the delivery of proxy materials over the Internet. These rules permit us to furnish proxy materials, including this proxy statement and our annual report, to our shareholders by providing access to such documents on the Internet instead of mailing printed copies. Most shareholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice of Internet Availability of Proxy Materials (the “Notice”), which was mailed to our shareholders, will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice. Any request to receive proxy materials by mail or email will remain in effect until you revoke it.  On or about July 24, 2009, we will mail to the holders of record of our common shares (“Common Shares”), Special Preferred Voting Shares (“Special Preferred Voting Shares”) and 11.0% cumulative convertible preferred shares, series A-1 (“11% Preferred Shares”) at the close of business on July 14, 2009, a Notice containing instructions on how to access our proxy statement and our 2008 annual report and vote electronically via the Internet. The Notice also contains instructions on how to receive a paper copy of your proxy materials.  Our executive offices are located at 625 Madison Avenue, New York, New York 10022 (telephone: (212) 317-5700).  Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on September 10, 2009 – This proxy statement and the Company’s 2008 Annual Report to shareholders are available at http://www.centerline.com in the “Investor Relations” section.

Common Shares, Special Preferred Voting Shares and 11% Preferred Shares represented by properly executed proxy cards received by us at or prior to the annual meeting will be voted  according to the instructions you indicate on the proxy card.  If you do not give any instructions, the persons named on your signed proxy card intend to vote your Common Shares, Special Preferred Voting Shares and 11% Preferred Shares so represented “FOR” each of the proposals.

You may revoke your proxy and reclaim your right to vote by (i) delivering to our secretary a written notice of revocation bearing a later date than the date of the proxy at or prior to the annual meeting, (ii) delivering to our secretary a duly executed, subsequently dated proxy with respect to the same Common Shares, Special Preferred Voting Shares or 11% Preferred Shares at or prior to the annual meeting, or (iii) attending the annual meeting and voting in person, although attendance at the annual meeting will not, by itself, constitute revocation.  Any written notice revoking a proxy should be delivered at or prior to the annual meeting to the attention of the Secretary, Centerline Holding Company, 625 Madison Avenue, New York, New York 10022.

Our Board recommends a vote “FOR” each of the proposals.

As of July 14, 2009, our outstanding voting shares consisted of approximately 53,420,285 Common Shares, 8,853,310 restricted Common Shares, 13,131,465 Special Preferred Voting Shares and 11,207,677 11% Preferred Shares.  Each Common Share, restricted Common Share and Special Preferred Voting Share is entitled to one vote on all matters that may come before the annual meeting.  Each 11% Preferred Share is entitled to 1.0884 votes on all matters that may come before the annual meeting.  Also as of such date, our outstanding non-voting shares consisted of 998,336 Convertible Community Reinvestment Act Preferred Shares (the “Convertible CRA Shares”), which are convertible into 933,567 Common Shares, 5,473,391 Series A Convertible Community Reinvestment Act Preferred Shares (the “Series A CRA Shares”), of which 5,202,829 are convertible into 5,202,829 Common Shares, 2,160,000 4.40% Perpetual Convertible Community Reinvestment Act Preferred Shares (the “4.4% Convertible CRA Shares”, and together with the Convertible CRA Shares and the Series A CRA Shares, the “CRA Preferred Shares”), of which 1,060,000 are convertible into 1,916,124  Common Shares, 13,131,465 Special Common Units of Centerline Capital Company, LLC (“Special Common Units”), which are convertible into 13,131,465 Common Shares, and 267,755 Special Common Interests of Centerline/AC Investors LLC, which are convertible into 267,755 Common Shares.

PROPOSALS BEFORE THE MEETING

Proposal #1:  Election of Trustees

At the annual meeting, two trustees are to be elected for three-year terms expiring in 2012 or their earlier removal or resignation and until their respective successors are elected and qualified.  All of the nominees are currently trustees of our Company.  Our Board is organized into three classes, each with three-year terms, so only approximately one-third of its members stand for election each year.  Trustees are elected by a plurality of the votes cast (assuming the presence of a quorum consisting of a majority of holders of our Common Shares, Special Preferred Voting Shares and 11% Preferred Shares, whether present in person or by proxy).

The Board has adopted independence standards for Trustees that conform to the independence standards of the New York Stock Exchange (“NYSE”) even though our Common Shares were delisted by the NYSE in December 2008.  The Board has affirmatively determined that Mr. Halperin and Mr. White, who are nominees for election at the Annual Meeting, are independent in accordance with these standards.

Unless holders of our Common Shares, Special Preferred Voting Shares and 11% Preferred Shares otherwise specify, the Common Shares, Special Preferred Voting Shares and 11% Preferred Shares represented by duly executed proxies will be voted “FOR” the indicated nominees for election as trustees. Our Board considered transactions, relationships, and arrangements between each trustee or any member of his or her immediate family and the company and its subsidiaries and affiliates.  Our Board has no reason to believe that any of the nominees will be unable or unwilling to continue to serve as a trustee if elected. However, in the event that any nominee should be unable or unwilling to serve, the Common Shares, the Special Preferred Voting Shares and the 11% Preferred Shares represented by proxies received will be voted for another nominee selected by our Board. Each of the nominees listed below has consented to being named as a Trustee nominee in this proxy statement.  Our Board recommends a vote “FOR” each of the listed nominees.

The following table sets forth information with respect to each nominee nominated to serve as a trustee for a term to expire in 2012.

Name of Trustee/ Nominee for Election	Age	Principal Occupation
Thomas W. White	71
Thomas W. White is a managing trustee (independent trustee) of our Company. Mr. White retired as a Senior Vice President of Fannie Mae in the multifamily activities department, where he was responsible for the development and implementation of policies and procedures for all Fannie Mae multifamily programs, including the delegated underwriting and servicing program, prior approval program and negotiated swap and negotiated cash purchases product lines. He was also responsible for asset management of multifamily loans in a portfolio of mortgage-backed securities. Prior to joining Fannie Mae in November 1987, Mr. White served as an investment banker with Bear Stearns, Inc. He was also the executive vice president of the National Council of State Housing Agencies and chief underwriter for the Michigan State Housing Development Authority.  Mr. White also served as a state legislator in the state of Michigan. From 2001-2008 we hired Mr. White as a consultant.  Mr. White serves on the Board of Directors of Enterprise Community Investment, Inc.  Mr. White is the chairman of our finance committee and a member of our nominating and governance committee and our audit committee.

Jerome Y. Halperin	79
Jerome Y. Halperin is a managing trustee (independent trustee) of our Company.  Mr. Halperin is a retired partner of PricewaterhouseCoopers, LLP (“PricewaterhouseCoopers”), the international accounting firm, where he spent 39 years in varied positions. Mr. Halperin’s final position at PricewaterhouseCoopers was Chairman of the international actuarial, benefits and compensation services group. After his retirement from PricewaterhouseCoopers, Mr. Halperin was the president of the Detroit Investment Fund, a private investment fund established to stimulate economic growth in the city of Detroit. Currently, Mr. Halperin is a consultant on various real estate projects. He serves on the board of directors of several charitable organizations and was the Chairman of the Michigan Tax Forms Revisions Committee, a position he was appointed to by the Governor of the State of Michigan. Mr. Halperin is the co-author of “Tax Planning for Real Estate Transactions”. Mr. Halperin received a Bachelor of Business Administration from the University of Michigan and a Juris Doctor from Harvard Law School. Mr. Halperin is the chairman of our audit committee and is a member of our finance committee.

Proposal #2:  Ratification of Appointment of Independent Auditor

The audit committee has selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009, and the Board has directed that the selection of the independent registered public accounting firm be submitted for ratification by the shareholders at the annual meeting.

Shareholder ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm is not required by the Company’s trust agreement, bylaws or otherwise. However, the Board is submitting the selection of Deloitte & Touche LLP to the shareholders for ratification as a matter of what it considers to be good corporate practice.  If the shareholders fail to ratify the selection, the audit committee of the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in the best interests of the Company.

Our Board recommends a vote “FOR” Proposal #2

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Our Board directs the management of the business of our Company but retains Centerline Affordable Housing Advisors LLC (“Centerline Advisors”) to manage our day-to-day affairs.  See “Centerline Advisors” below.

Meetings and Attendance

During 2008, our Board held thirteen meetings, the audit committee held four meetings, the compensation committee held five meetings, the nominating and governance committee held five meetings, the investment committee held six meetings, the capital markets committee held zero meetings, and the finance committee held two meetings. The average attendance in the aggregate of the total number of Board and committee meetings for incumbent trustees was 95%, and no trustee attended fewer than 75% of the aggregate of all meetings of the Board and applicable committee meetings on which they served.  On October 20, 2008, we consolidated the functions of our capital markets committee and our investment committee into one new committee of the Board, called the “finance committee.” and we dissolved the capital markets committee and the investment committee.

Our Company does not have a formal policy requiring trustees to be present at annual meetings, although we do encourage their attendance. Eight of our ten trustees (at that time) attended the 2008 annual meeting.

Trustees and Executive Officers

As of the date of this proxy statement, the size of the Board is five members.  The Board is subject to increase to 10 members at the option (exercisable under certain circumstances) of the holders of the Special Preferred Voting Shares.  So long as the holders of the Special Preferred Voting Shares own, in the aggregate, 7.5% or more of our outstanding voting securities, the Board may not have fewer than four non-independent trustees (five, if such holders exercise their right to increase the Board size to ten), all of whom are nominated by the holders of the Special Preferred Voting Shares (see “—Nominating and Governance Committee” below).  In addition, so long as Related Special Assets LLC (“Related”), an affiliate of The Related Companies, L.P. (“TRCLP”), together with its affiliates and successors in interest, retain at least 50% of the 11% Preferred Shares, then we have agreed, subject to specified conditions, to take all actions necessary to cause the nomination by the Board of one representative designated by Related for election as an independent trustee to the Board by the holders of our Common Shares and any other shares entitled to vote with our Common Shares in the election of trustees to the Board.  In addition, upon certain defaults by us, the holders of a majority of the outstanding 11% Preferred Shares also have the right, together with holders of other securities having similar rights, to appoint two trustees to our Board for so long as such default is continuing. Upon the cure of such defaults, the two additional trustees would immediately cease to be trustees and the size of our Board would be reduced by two members. As described on a Form 8-K filed with the US Securities and Exchange Commission on June 4, 2009, Stephen M. Ross and Jeff T. Blau announced their resignation from the Board stating that “because they, or companies with which they are affiliated, intend to explore potential transactions in the financial services industry involving other companies that could be competitive with the Registrant and/or involving the Registrant, including an extraordinary transaction with the Registrant, whether by acquisition of all or some of the Registrant’s assets and/or liabilities or otherwise.”

       As of the date of this proxy statement, our trustees and executive officers are as follows:

Name	Age	Offices Held	Independence	Year First Became Officer/Trustee	Term Expires
Jerome Y. Halperin	79	Managing Trustee	Independent	2003	2009
Robert L. Loverd	67	Managing Trustee	Independent	2003	2011
Robert A. Meister	68	Managing Trustee	Independent	2003	2010
Thomas W. White	71	Managing Trustee	Independent	2000	2009
Marc D. Schnitzer	48	Managing Trustee Chief Executive Officer and President	Non-Independent	2003	2011
Robert L. Levy	43	Chief Financial Officer	Not applicable	2006	Not applicable
Paul G. Smyth	46	Executive Managing Director	Not applicable	2008	Not applicable
Andrew J. Weil	38	Executive Managing Director	Not applicable	2007	Not applicable

Biographical information with respect to Mr. White and Mr. Halperin is set forth under “PROPOSALS BEFORE THE MEETING; Proposal # 1: Election of Trustees” above.

Robert L. Loverd is a managing trustee (independent trustee) of our Company.  Mr. Loverd is the former Group Chief Financial Officer and a Founding Partner of MC European Capital (Holdings), a London investment banking and securities firm, which was established in 1995 and substantially sold in 2000.  From 1979-1994, Mr. Loverd held various positions in New York and London in the Investment Banking Department of Credit Suisse First Boston. Prior to that, Mr. Loverd was a shareholder in the International Investment Banking Department of Kidder, Peabody & Co. Incorporated. Mr. Loverd is a member of the Board of Directors of Harbus Investors. Mr. Loverd received a Bachelor of Arts degree from Princeton University and a Master’s in Business Administration from Harvard Business School. Mr. Loverd is the independent lead trustee of the board of trustees (the “Board”), the chairman of our compensation committee and a member of our nominating and governance committee and our audit committee.

Robert A. Meister is a managing trustee (independent trustee) of our Company.  Mr. Meister is the Vice Chairman of Aon Risk Services Companies, Inc. (“Aon”), an insurance brokerage, risk consulting, reinsurance and employee benefits company and a subsidiary of Aon Corporation, and has served in this position since 1991. Prior to Aon, Mr. Meister was the Vice Chairman and a Director of Sedgwick James from 1985–1991 and the Vice Chairman of Alexander & Alexander from 1975–1985. Mr. Meister is a member of the board of directors of Ramco-Gershenson Properties (NYSE: RPT) and Universal Health Services (NYSE: UHS) and serves on each company’s compensation committee. Mr. Meister has served on the board of directors of several charitable organizations. Mr. Meister received a Bachelor of Science degree in Business Administration from Pennsylvania State University. Mr. Meister is the chairman of our nominating and governance committee and is a member of our compensation committee.

Marc D. Schnitzer is a managing trustee, Chief Executive Officer and President of our Company.  Mr. Schnitzer directs the day-to-day operations of the Company and is responsible for corporate development and strategic planning.  Mr. Schnitzer is a member of the Executive Committee of the Board of Directors of the National Multihousing Council, a board member of the Affordable Housing Tax Credit Coalition and a member of the Real Estate Roundtable. From 1983 to 1986, Mr. Schnitzer was a Financial Analyst with First Boston Corporation, an international investment bank. Mr. Schnitzer joined Centerline’s predecessor company in 1988, after earning the Master of Business Administration from The Wharton School of The University of Pennsylvania.  He earned the Bachelor of Science in Business Administration, summa cum laude, from the Boston University School of Management.

Robert L. Levy is the Chief Financial Officer of our Company. Mr. Levy is responsible for overseeing the Company’s corporate finance and accounting functions.  Mr. Levy joined the Company in November of 2001 as the Director of Capital Markets.  From 1998 through 2001, Mr. Levy was a Vice President in the Real Estate Equity Research and Investment Banking Departments at Robertson Stephens, an investment banking firm in San Francisco.  Prior to 1998, Mr. Levy was employed by Prudential Securities in the Real Estate Equity Research Group and at the Prudential Realty Group, the real estate investment arm of the Prudential Insurance Company. He received his Master’s in Business Administration from the Leonard N. Stern School of Business at New York University and his Bachelor of Arts from Northwestern University.

Paul G. Smyth is an Executive Managing Director of our Company and the Head of the Portfolio Management Group that manages Centerline’s commercial real estate loan portfolio. Mr. Smyth also serves as CEO of Centerline Servicing, Inc. (CSI), a highly-rated commercial real estate mortgage loan servicing subsidiary that includes primary and special loan servicing, and surveillance services for a portfolio comprising over $100 billion commercial mortgage-backed securities (CMBS), government sponsored entities (GSE) or agency loans, and loans for private investors. Mr. Smyth was previously President and Chief Operating Officer of ARCap REIT, a full-service real estate finance and servicing company acquired by Centerline’s predecessor company in 2006. Prior to joining ARCap in 2002, Mr. Smyth served as Managing Director-Servicing for Banc One Mortgage Capital Markets, LLC (formerly ORIX Capital Markets, LLC) and oversaw its $50-billion master, primary and special servicing platform, including 40 sub-servicers and 180 servicing employees, along with an FDIC national warehouse for loans from failed institutions. During his long tenure at Banc One, he also served as a Senior Portfolio Manager-Special Servicing (1996 – 2002), where he managed numerous contracts and assets in conjunction with FDIC oversight. From 1992 through 1995 at Banc One New Hampshire Asset Management he managed a team handling an over $450 million problem loan portfolio comprising over 2,000 commercial, franchise and real estate loans located throughout New England and along the east coast. From 1989 to 1992, Mr. Smyth was in the Real Estate Division of Bonnet Resources Corporation, where he managed a team handling a $250 million problem loan/REO portfolio located in Texas and the Southeast. He began his career in 1986 as a credit analyst and Vice President in the Real Estate Lending Division of Bank One Texas. Mr. Smyth earned the Bachelor of Business Administration in Finance and Real Estate from Baylor University.

Andrew J. Weil is an Executive Managing Director of our Company, the Head of the Affordable Housing Group and the Chief Executive Officer of Centerline Financial, the Company’s Credit Risk Products Group. Mr. Weil is responsible for overseeing the day-to-day operations of the Affordable Housing Group, including the acquisition of properties with Low-Income Housing Tax Credits and the origination and structuring of institutional funds. Prior to joining the Company’s predecessor in January 1994, Mr. Weil was a Financial Analyst for The Heights Management Company, where he specialized in the analysis of potential investments and property management. Mr. Weil received a Bachelor of Science degree in Economics with a concentration in Finance from The Wharton School of The University of Pennsylvania.

Committees of the Board of Trustees

Our Board has standing audit, compensation, nominating and governance and finance committees. In October 2008, our Board consolidated the functions of the capital markets committee and the investment committee into a new finance committee. The functions of each committee are detailed below, and the committee charters for the audit, compensation and nominating and governance committees are available on our website at http://www.centerline.com in the “Investor Relations” section (under “Corporate Governance”). Please note that the information on our website is not incorporated by reference in this proxy statement.

Audit Committee

The audit committee’s duties include the periodic review of our financial statements and meetings with our independent registered public accounting firm. The ongoing administration of the Corporate Governance Guidelines and the Code of Business Conduct and Ethics for our Company is overseen by the audit committee. The audit committee must have at least three members and be comprised solely of independent trustees. The audit committee is currently comprised of Mr. Halperin (chair), Mr. White and Mr. Loverd.  Our Board has determined that all three committee members are independent within the meaning of the SEC rules and regulations.  In addition, our Board has determined that Mr. Halperin is qualified as an audit committee financial expert within the meaning of the SEC rules and regulations. The Audit Committee held four meetings during the year ended December 31, 2008.

Compensation Committee

The compensation committee’s duties include the determination of the compensation of our named executive officers, the administration of the Company’s 1997 Amended and Restated Incentive Share Plan (the “1997 Plan”) and the Company’s 2007 Incentive Share Plan (the “2007 Plan”) (collectively, the “Incentive Share Plans”) and the review and approval of any material employment agreements. The compensation committee must have at least two members and be comprised solely of independent trustees. The compensation committee held five meetings during the year ended December 31, 2008.  The compensation committee is currently comprised of Mr. Loverd (chair) and Mr. Meister. The Board has determined that each of the forgoing trustees is independent within the meaning of the SEC rules and regulations and the listing standards of the NYSE.  We continue to adhere to the NYSE standards even though our shares are no longer traded on the NYSE. The compensation committee’s report is set forth below under the heading “Compensation Discussion and Analysis” and contains additional information on the compensation committee’s processes and procedures for consideration of executive compensation.

Nominating and Governance Committee

The nominating and governance committee must have at least two members and be comprised solely of independent trustees. The nominating and governance committee is currently comprised of Mr. Meister (chair), Mr. White and Mr. Loverd, each of whom the Board has determined is independent within the meaning of the SEC rules and regulations and the listing standards of the NYSE. The nominating and governance committee held five meetings during the year ended December 31, 2008.

The nominating and governance committee’s duties include recommending to the Board for its approval (subject to the conditions set forth below) the trustee nominees for election at any annual or special meeting of our shareholders and overseeing our compliance with legal and regulatory requirements pertaining to corporate governance, including the corporate governance listing requirements of the NYSE. In evaluating a candidate for trustee, the committee considers factors that are in the best interests of our Company and our shareholders, including:

(i)           business and/or technical experience and expertise relevant to the needs of our Company;

(ii)           leadership;

(iii)           diversity;

(iv)           ability to represent our shareholders; and

(v)           the independence and expertise standards mandated by the SEC rules and regulations, the listing standards of the NYSE and any other applicable federal or state law, rule or regulation.

The nominating and governance committee recommended (and our Board approved) all of the current independent trustee candidates to stand for election.  The holders of the Special Preferred Voting Shares nominated Mr. Schnitzer to the term he now serves, which expires in 2011 (see “Nominations/Appointment of Non-Independent Trustees” below).

The nominating and governance committee approved, on behalf of the Board, a set of Corporate Governance Guidelines and a Code of Business Conduct and Ethics for our Company that applies to our named executive officers and all other employees.  The ongoing administration of these two policies is overseen by the audit committee.

The nominating and governance committee’s duties also include reviewing, monitoring and approving any transaction by the Company in which a trustee or officer has a direct or indirect personal interest, overseeing compliance with the Future Relations Agreement between Centerline and TRCLP, which subjects TRCLP to certain non-competition provisions, and reviewing disputes that may arise from any of the agreements related to the Company’s acquisition of Centerline Advisors.

Shareholder Trustee Nominations. Pursuant to our by-laws, any shareholder entitled to vote at the annual meeting may submit a nomination for a trustee. Nominations by a shareholder must be given in a timely fashion and notice of the nomination must be given in writing to our Board. To be timely, a shareholder’s notice must be delivered to the Board at our principal executive offices not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, or if we have not previously held an annual meeting, notice by a shareholder to be timely may be delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. Such shareholder’s notice must set forth as to each person whom the shareholder proposes to nominate for election or reelection as a managing trustee, all information relating to such person that is required to be disclosed in solicitations of proxies for election of managing trustees, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a managing trustee if elected). In the event that the number of managing trustees to be elected to the Board is increased and there is no public announcement naming all of the nominees for managing trustee or specifying the size of the increased Board made by us at least 70 days prior to the first anniversary of the preceding year’s annual meeting, a shareholder’s notice will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the Board at our principal offices not later than the close of business on the tenth day following the day on which we first made such public announcement.

Nomination/Appointment of Non-Independent Trustees.  As required by the Certificate of Designation for the Special Preferred Voting Shares,  so long as the holders of the Special Preferred Voting Shares own, in the aggregate, 7.5% or more of our outstanding voting securities, holders of a majority of the outstanding Special Preferred Voting Shares will have the right, in lieu of our Board (or our nominating and governance committee thereof) to elect to our Board any non-independent trustees to fill a vacancy and to nominate any non-independent trustees for election at any annual or special meeting of our shareholders. This power of nomination will not affect the right of the holders of our Common Shares to also nominate their choices for the non-independent trustee nominees as set forth in the previous paragraph. After the date upon which the holders of the Special Preferred Voting Shares own, in the aggregate, less than 7.5% of our outstanding voting securities, the nominating and governance committee will have the right to nominate non-independent trustees to fill a vacancy (which vacancies will be filled by the affirmative vote of a majority of our Board) or to stand for election at any annual or special meeting.

The holders of the Special Preferred Voting Shares have approved an amendment to the Certificate of Designation to reduce the maximum number of non-independent trustees they are entitled to nominate or appoint, as applicable, to four trustees, subject to increase to the original maximum of six non-independent trustees if the Board size is subsequently increased.  In addition, the holders have the right to require the size of the Board to be increased to twelve members if such increase can be accomplished without the need for the Board to appoint or elect another independent trustee in order to comply with the New York Stock Exchange listing requirement that the Trust have a majority of Independent Trustees (i.e. a then-existing trustee that is a non-independent trustee can otherwise qualify as “independent” under such New York Stock Exchange listing requirement).  We continue to adhere to the NYSE standards even though our shares are no longer traded on the NYSE.

In addition, so long as Related, together with its affiliates and successors in interest, retains at least 50% of the 11% Preferred Shares, then we have agreed, subject to specified conditions, to take all actions necessary to cause the nomination by the Board of one representative designated by Related for election as an independent trustee to the Board by the holders of our Common Shares and any other shares entitled to vote with our Common Shares in the election of trustees to the Board.  In addition, the holders of a majority of the outstanding 11% Preferred Shares also have the right, together with holders of other securities having similar rights, upon certain defaults by us, together with other outstanding preferred shares with similar rights, to appoint two trustees to our Board for so long as such default is continuing. Upon the cure of such defaults, the two additional trustees will immediately cease to be trustees and the size of our Board will be reduced by two members.

Independent Trustee Vacancies. If there is any vacancy for independent trustees, replacement independent trustees will be nominated by the nominating and governance committee and subject to the approval of two-thirds of the trustees. The vacancy shall be filled by a majority vote of the trustees electing a nominated replacement independent trustee. All trustees have the right to recommend to the nominating and governance committee for its consideration their choices for the replacement independent trustee nominees. If there is no remaining independent trustee, any such vacancies will be filled by a majority of the remaining managing trustees.

Reduction in Board Size and Balancing of Trustee Classes.  On September 18, 2008, Mr. Nathan Gantcher announced to the board his decision to retire effective October 31, 2008.  On October 27, 2008, the Board amended the Company’s bylaws to provide that despite the existence of one or more vacancies on the Board, such vacancy(ies) would not affect the Board’s or any committee’s ability to exercise all of its rights and powers to conduct the business of the Registrant.  On December 4, 2008, Mr. Leonard W. Cotton retired to spend more time on his personal business and charitable activities. As described on a Form 8-K filed with the SEC on June 4, 2009, Stephen M. Ross and Jeff T. Blau announced their resignation from the Board stating that “because they, or companies with which they are affiliated, intend to explore potential transactions in the financial services industry involving other companies that could be competitive with the Registrant and/or involving the Registrant, including an extraordinary transaction with the Registrant, whether by acquisition of all or some of the Registrant’s assets and/or liabilities or otherwise.”  On June 24, 2009 Robert J. Dolan announced his decision to resign effective June 24, 2009.  To avoid a potential imbalance in the trustee classes that would be caused by Mr. Ross’s, Mr. Blau’s and Mr. Dolan’s decisions to resign, Mr. White, who was a trustee in the class of trustees whose terms end in 2011, will resign as a trustee on September 9, 2009, and will be reappointed by the Board to the class of trustees whose term ends in 2009.  As a result, Mr. White has been nominated for reelection to the Board at the 2009 annual meeting of shareholders.

 Finance Committee

The finance committee has assumed the responsibilities of the investment committee and the capital markets committee, each of which was dissolved when the finance committee was formed by the Board in October, 2008.  The finance committee held two meetings during the year ended December 31, 2008.  The finance committee is currently comprised of Mr. White (chair), Mr. Loverd and Mr. Halperin.

The following paragraphs summarize the requisite disclosure regarding the investment committee and the capital markets committee during the year ended December 31, 2008.

The investment committee’s duties included the review and oversight of our Company’s investment policies and strategies and the review and approval of new product lines and investment transactions for which the executive officers of our Company were not otherwise delegated the authority to execute, pursuant to the investment committee’s charter. The investment committee held six meetings during the year ended December 31, 2008 and was comprised of Mr. White (chair), Mr. Loverd and Mr. Halperin.

The capital markets committee’s duties included the review of the annual capital plan, the review of our financing and hedging strategies and the approval of our debt and equity issuances and the debt and equity issuances of our subsidiaries. The capital markets committee held no meetings during the year ended December 31, 2008 and was comprised of Mr. Gantcher (Chair), Mr. White and Mr. Loverd.

Executive Sessions of Trustees

Executive sessions or meetings of independent trustees without management present are held regularly (at least four times a year).  During these sessions, the independent trustees may review matters such as strategic issues, progress with respect to the operating plan and variances therefrom, significant personnel matters, compensation issues, management succession issues as well as regulatory and legal issues.  From time to time the Chairman and/or Chief Executive Officer may be invited to join the executive session for a general discussion of relevant subjects.  In 2008, the independent trustees met in executive session four times.

Lead Trustee

The Board has appointed an independent trustee to serve in a lead capacity (the “Lead Trustee”) to coordinate the activities of the other independent trustees and to perform such other duties and responsibilities as the Board may determine. Currently the Lead Trustee is Mr. Loverd.  The role of the Lead Trustee includes:  calling and presiding at executive sessions of the independent trustees; functioning as principal liaison on Board-wide issues between the independent trustees and the Chairman; and participating in the flow of information to the Board.

Communication with Trustees

You may communicate directly with the Lead Trustee, the chairs of the committees of the Board or any or all members of the Board of our Company by sending correspondence to our Company’s Secretary at: Secretary, Centerline Holding Company, 625 Madison Avenue, New York, New York 10022. The sender should indicate in the address whether it is intended for the entire Board, the independent trustees as a group, or to an individual trustee. Each communication intended for the Board or independent trustees received by the Secretary will be promptly forwarded to the intended recipients in accordance with the sender’s instructions.

Trustee Independence

Our Board has adopted a formal set of Categorical Standards for Determining Trustee Independence (the “Categorical Standards”) with respect to the determination of trustee independence.  In accordance with these Categorical Standards, a trustee must be determined to have no material relationship with our Company other than as a trustee. The Categorical Standards specify the criteria by which the independence of our trustees will be determined, including strict guidelines for trustees and their immediate families with respect to past employment or affiliation with the Company or its independent registered public accounting firm. The Categorical Standards also limit commercial relationships of all trustees with the Company. All trustees are required to deal at arm’s length with the Company and its subsidiaries and to disclose any circumstance that might be perceived as a conflict of interest.  These Categorical Standards were adopted when our Common Shares were listed on the NYSE, and they meet the listing standards of the NYSE.  We continue to adhere to the NYSE standards even though our shares are no longer traded on the NYSE.  We continue to adhere to these standards even though our shares are no longer traded on the NYSE.

In accordance with these Categorical Standards, the Board undertook its annual review of trustee independence. During this review, the Board considered transactions and relationships between each trustee or any member of his or her immediate family and the Company and its subsidiaries and affiliates. The Board also considered whether there were any transactions or relationships between trustees or any member of their immediate family (or any entity of which a trustee or an immediate family member is an executive officer, general partner or significant equity holder). As provided in the Categorical Standards, the purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the trustee is independent.

As a result of this review, the Board affirmatively determined that Mr. Halperin, Mr. Loverd, Mr. Meister and Mr. White are independent of the Company and its management under the criteria set forth in the Categorical Standards.  In making these determinations, the Board considered that, in the ordinary course of business, transactions may occur between the Company and its subsidiaries and the trustees, or companies or institutions at which some of our trustees are or have been officers. In each case, the amount of transactions from these companies in each of the last three years did not exceed the thresholds set forth in the Categorical Standards.

Other Corporate Governance Initiatives

We have adopted a Code of Business Conduct and Ethics as defined under the rules of the SEC that applies to our executive officers and all professionals in finance and finance-related departments, as well as our trustees and officers and employees of our subsidiaries.

We regularly monitor developments in the area of corporate governance and continue to enhance our corporate governance structure based upon a review of new developments and recommended best practices. Our corporate governance materials, including our Corporate Governance Guidelines, Code of Business Conduct and Ethics, Whistle Blower Policy (which is incorporated in our Code of Business Conduct and Ethics) and charters for the audit, compensation, and nominating and governance committees may be found on our website at http://www.centerline.com in the “Investor Relations” section (under “Corporate Governance”). Copies of these materials are also available to shareholders upon written request to our Secretary, Centerline Holding Company, 625 Madison Avenue, New York, New York 10022. Material amendments to and waivers from either, if any, will be disclosed in the Investor Relations section.

Centerline Affordable Housing Advisors (“CAHA”)

We and our subsidiaries operate our day-to-day activities utilizing the services and advice provided by our subsidiary, CAHA, subject to the supervision and review of our Board and our subsidiaries’ board of trustees (or directors), as applicable.

Executive Officers

As of the date of this proxy statement, the sole executive officers of CAHA were:

Name	Age	Office
Marc D. Schnitzer	48	Chief Executive Officer and President
Andrew J. Weil	38	Executive Managing Director

Biographical information with respect to Mr. Schnitzer and Mr. Weil may be found under “—Trustees and Executive Officers”.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and trustees, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. These persons are required by regulation of the SEC to furnish us with copies of all Section 16(a) forms they file.

During the fiscal year ended December 31, 2008, our trustees, executive officers and greater than ten percent beneficial owners complied with all applicable Section 16(a) filing requirements, except that each of the following executive officers inadvertently filed (a) one Form 4 with one late transaction:  Mr. Meyer, (b) one Form 4 with two late transactions: Mr. Meister, Mr. Loverd, Mr. Halperin and Mr. Weil, (c) one Form 4 with four late transactions: Mr. Schnitzer, and (d) one Form 4 with seven late transactions Mr. Levy.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

The compensation committee of the Board has furnished the following report on compensation for fiscal 2008 for the executive officers named in the Summary Compensation Table in this proxy statement.  Throughout this proxy statement, such executives are referred to as the “named executive officers.”

Fiscal 2008 was a difficult year for Centerline.  Unprecedented conditions, both for the global economy and the U.S. financial services and commercial real estate industries, buffeted every aspect of the Company.  As a result, our financial performance suffered and our share price plummeted.  This report discusses our overall compensation philosophy and practices, as well as fiscal 2008 results in this challenging time.

Roles and Responsibilities

The primary purpose of the compensation committee is to conduct reviews of the Company’s general executive compensation policies and strategies and to oversee and evaluate the Company’s overall compensation structure and programs. Direct responsibilities include, but are not limited to:

•
evaluating and approving goals and objectives relevant to the compensation of the Chief Executive Officer and other executive officers and evaluating the performance of the executives in light of those goals and objectives;

•	determining and approving the compensation level for the Chief Executive Officer;

•	evaluating and approving compensation levels of other executive officers;

•	evaluating and approving all grants of equity-based compensation to executive officers; and

•
reviewing performance-based and equity-based incentive plans for the Chief Executive Officer and other executive officers and reviewing other benefit programs presented to the compensation committee by the Chief Executive Officer.

The role of the Chief Executive Officer is to provide reviews and recommendations for the compensation committee’s consideration and to manage the Company’s executive compensation programs, policies and governance.  The Chief Executive Officer’s direct responsibilities include reviewing the effectiveness of the Company’s compensation programs, including competitiveness and alignment with the Company’s objectives, and recommending compensation awards for named executive officers other than the Chief Executive Officer.

From time to time, the compensation committee may delegate decision making to the Chief Executive Officer and other executives if compensation determinations are within specified thresholds established by the compensation committee.  In addition, under the compensation programs approved by the compensation committee, certain awards may be made by the Chief Executive Officer (see “Executive Compensation Philosophy and Process-Compensation Programs Under the 2007 Plan” below).

From time to time, the compensation committee has retained SMG Advisory Group LLC (the “Outside Consultant”) as its compensation consultant to assist in the development and evaluation of compensation policies and the compensation committee’s determination of compensation for executive officers.  However, the compensation committee did not retain the Outside Consultant to determine fiscal 2008 compensation in part because (a) base salaries of the executive officers are determined by employment agreements and (b) the Company’s flexibility regarding executive compensation issues with respect to which the Outside Consultant might have been consulted was, and is, limited by (i) the deteriorating economic environment, (ii) the limitations placed on the Company by its bank financing and (iii) the limited share capacity available under the 2007 Plan.

Executive Compensation Philosophy and Process

Overall Program Objectives

Our success depends on developing, motivating and retaining individuals who have the skills and expertise to lead our Company. The compensation committee evaluates both performance and compensation to ensure that the Company maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our peer companies.  The Company designs its compensation programs to:

•
Encourage long-term focus on the ultimate objective of improving shareholder value.  Employees at a higher level have an increasing proportion of their compensation based on equity incentives tied to the long-term performance of the Company because they are in a position to have greater influence on long-term results.

•
Align executives’ interests with those of shareholders.  To that end, the compensation committee believes executive compensation packages provided by the Company to its executives, including the named executive officers, should include both cash and share-based compensation.

•	Retain and recruit executive talent. To attract and retain highly skilled executives, we must remain competitive with the pay of other employers who compete with us for talent.

•
Reward performance.  Each year, we assess performance based on a variety of factors, including growth in earnings per share and other business results, leadership, management skills and technical expertise.  Our compensation program should reward exemplary performance and deliver less when performance lags.

•
Focus all employees on company-wide results.  Our compensation programs should encourage employees to improve the performance of the whole company, not only their particular groups, including earnings per share.  To further this goal, the compensation committee typically approves compensation programs that focus on company-wide results (see “-Compensation Programs Under the 2007 Plan” and “Fiscal Year 2009 Changes” below).

The Company seeks to achieve these objectives through three key compensation elements:

•	base salary;

•	annual bonus, which often consists of a combination of cash and equity awards (restricted common shares or share options), which typically are subject to time-based vesting requirements; and

•
grants of long-term, equity-based compensation (i.e., longer-term compensation, such as restricted common shares or share options) pursuant to the Annual Incentive Bonus Programs, which are based on meeting performance objectives and are subject to time-based vesting requirements.

The Company also maintains incentive compensation plans in which designated employees participate in a pool comprised of shares of cash flow of certain investment funds managed by Centerline REIT, which are received by one of our subsidiaries after investors have received a specified return under the fund agreements.  In this report, we refer to these shares of cash flow as “promotes.”  The compensation plans are described below under the heading “Centerline REIT Incentive Compensation Plans.”

In June 2007, the shareholders of the Company approved the 2007 Plan (see “-2007 Incentive Share Plan” below), which is intended to provide the Company with sufficient flexibility to implement new compensation programs intended to achieve two principal objectives:

•	strengthen the link between compensation and performance, measured at the Company-wide level; and

•	support the Company’s business strategy and business plan by clearly communicating what is expected of executives with respect to goals and results by rewarding achievement.

The Compensation Committee’s Process

The compensation committee has established a number of processes to assist it in ensuring that the Company’s executive compensation program is achieving its objectives.  Among those are:

•
Assessment of Company Performance and General Economic Factors.  The compensation committee evaluates the Chief Executive Officer’s performance, and the performance of other named executive officers, in light of the Company’s goals and objectives, and its overall performance in meeting those goals and objectives.  In establishing the compensation of the Chief Executive Officer and other named executive officers, the compensation committee considers various measures of Company and industry performance and general economic factors but focuses primarily on growth in earnings per share and individual contributions to Company-wide performance.

•
Consideration of the Company’s Actual 2008 Results and Implications for Reduction in Budgeted Executive Compensation.  The Company’s actual results for 2008 were significantly less than management’s budgeted 2008 earnings.  In addition, the Company’s principal lenders imposed restraints on the Company’s ability to use its cash for executive bonus compensation for fiscal 2008.  These two factors resulted in significant reductions to the bonus pool available for executive officer bonuses.  As a result, bonuses paid to the Chief Executive Officer and the other named executive officers decreased by approximately 70% year-to-year compared to 2007.  See “Principal Components of Executive Compensation for 2008-Annual Bonuses.”

•
Total Compensation Review. During 2006, the compensation committee reviewed the total compensation of the Chief Executive Officer, the Chief Financial Officer and other executive officers, including reviews of base pay, bonus and equity incentives as well as perquisites and payments that would be required under various severance and change-in-control scenarios. In furtherance of this review, the compensation committee engaged the Outside Consultant to conduct a review of its total compensation program for the Chief Executive Officer and the Chief Financial Officer, as well as for other executive officers.  The compensation committee does not engage in benchmarking of total compensation or elements thereof, but the Outside Consultant provided the compensation committee with relevant market data and alternatives to consider when making compensation decisions for the Chief Executive Officer and the Chief Financial Officer.  The compensation committee considered the recommendations being made by the Company’s management for executives other than the Chief Executive Officer and the Chief Financial Officer.  Following the 2006 review, the compensation committee approved employment agreements for the Chief Executive Officer, the Chief Financial Officer and the Chief Operating Officer during 2006, and for the remaining executive officers during 2007, after determining that these elements of compensation were reasonable in the aggregate. In 2008, the Company entered into amendments to the employment agreements of each of the executive officers of the Company providing for a reduction in their respective base salaries effective April 21, 2008.  The salary reductions were implemented as part of the Company’s overall cost reduction initiative and terminated on December 31, 2008, at which time the base salaries increased to their pre-reduction levels.  Mr. Levy’s base salary subsequently was increased by an amendment to his employment agreement approved by the compensation committee (see “Principal Components of Executive Compensation for 2008-Base Salary-Fiscal Year 2008 Decisions”).

•
Assessment of Individual Performance. Individual performance has a strong impact on the compensation of all employees, including the Chief Executive Officer.  With respect to the Chief Executive Officer, the compensation committee reviews the Chief Executive Officer’s performance based on his achievement of Company goals and other leadership accomplishments.  The primary economic goal upon which the Chief Executive Officer’s performance is measured is growth in earnings per share.  The Chief Executive Officer’s 2008 bonus was reduced by approximately 70% compared to his 2007 bonus due to the Company’s financial and share price performance in 2008 and as a result of cash flow constraints imposed by the Company’s lenders.  See “Annual Bonuses-Fiscal Year 2008 Decisions.”

•
Competitive Considerations.  In making compensation decisions with respect to each element of compensation, the compensation committee considers the competitive market for executives and compensation levels provided by comparable companies.  The compensation committee does not attempt to set each compensation element for each executive within a particular range related to levels provided by industry peers.

A significant percentage of total compensation is allocated to incentives as a result of the philosophy mentioned above.  There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the compensation committee reviewed information provided by management to determine the appropriate level and mix of incentive compensation.

Timing of Decisions

The compensation committee makes its decisions regarding the base salary of each named executive officer when it approves the employment agreement of such executive, which employment agreement may also provide for a long-term equity grant that vests over time.  The compensation committee’s procedure for timing of annual bonus equity grants (restricted Common Share awards and share options) is as follows:  the annual bonus equity grant date for all eligible employees, including named executive officers is in early March.  This date will be established by the Company and the compensation committee in advance-typically at the compensation committee’s February meeting.  In February 2009, the compensation committee met and approved the dollar amounts of the executive officers’ cash bonuses, and incentive compensation grants, with the number of shares of and incentive compensation grants, to be determined at the close of business of March 10, 2009.  In the event of grants to new hires, the grants are effective on the first day of employment.  The Company does not time, or plan to time, its release of material non-public information for the purpose of affecting the value of executive compensation.

2007 Incentive Share Plan

The shareholders approved the 2007 Plan at the annual meeting of shareholders held on June 13, 2007.  The 2007 Plan is designed to attract, retain and motivate employees and to provide incentives and rewards for superior performance. The 2007 Plan authorizes the granting of share options, share appreciation rights, restricted shares, restricted share units, unrestricted shares, deferred share units and performance awards (collectively, the “Awards”) to employees, non-employee trustees, non-employees to whom an offer of employment has been extended and consultants and includes the authority to grant Awards that qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code, if applicable.  Subject to earlier termination by the Board, the 2007 Plan will terminate on June 13, 2017.

The 2007 Plan provides that, subject to capital adjustments, the maximum number of the Company’s Common Shares that may be issued under the 2007 Plan for future Awards is equal to ten percent (10%) of the Total Shares (as defined below) outstanding as of the December 31st preceding any issuance of shares pursuant to an Award. “Total Shares” means (i) shares of beneficial interest (common and preferred) and (ii) other securities issued by the Company and its affiliates that have economic attributes similar to Common Shares, including, without limitation, the special common units and special common interests issued by the Company’s subsidiaries. Shares that are subject to any Award that expires or is forfeited, cancelled or becomes unexercisable under the 2007 Plan (as well as under the 1997 Plan, along with any shares that are not paid or delivered under either plan) will again be available for subsequent Awards, except as prohibited by law. Based on the foregoing formula (except for the reissuance of forfeited grants), the total number of Awards that could be granted for the life of the plan is 8,621,460 shares, based on 10% of Total Shares of 86,214,602 as of December 31, 2008.

The Board has delegated general administrative authority for the 2007 Plan to the compensation committee. Subject to the terms of the 2007 Plan, the compensation committee has express authority to determine who will receive awards, the number of shares, units or dollars to be covered by each Award and the terms and conditions of Awards. The compensation committee has broad discretion to prescribe, amend and rescind rules relating to the 2007 Plan and its administration, to interpret and construe the 2007 Plan and the terms of all Award agreements and to take all actions necessary or advisable to administer the 2007 Plan. Within the limits of the 2007 Plan, the compensation committee may accelerate the vesting of any Award, allow the exercise of unvested Awards and modify, replace, cancel or renew Awards. The compensation committee has delegated authority to the Chief Executive Officer to approve Awards to employees (other than executive officers designated by the compensation committee) under the compensation programs described below.

The foregoing description of the 2007 Plan does not purport to be complete and is qualified in its entirety by reference to the more detailed description of the 2007 Plan contained in the Company’s definitive proxy statement on Schedule 14A filed with the SEC on April 23, 2007 in connection with the Company’s 2007 Annual Meeting of Shareholders, as well as the full text of the 2007 Plan (attached as Appendix A to the 2007 Proxy Statement).

Compensation Programs under the 2007 Plan

For fiscal 2008, the compensation committee approved the award of bonuses under two Annual Incentive Bonus Programs (denominated as “A” and “B”).  The members of the “B” bonus pool included the ten members of the Company’s executive committee (which includes all of the named executive officers) plus six additional senior executives.  The aggregate amount of the “B” bonus pool was $2,337,500, which equated to a decrease of approximately 82% from the total “B” cash bonus pool for 2007. Allocation of that pool resulted in a decrease of approximately 70% from the aggregate cash bonuses received by the currently employed executive officer group for fiscal 2007 (fewer officers participated in the reduced pool for fiscal 2008 versus fiscal 2007).

The Annual Incentive Bonus Programs (each, an “Incentive Program”) establish cash bonus pools for the payment of annual bonuses of cash and restricted common shares to the Company’s employees. The Chief Executive Officer is responsible for making allocations of cash-based and/or share-based participation percentages under the Incentive Programs to employees who are not reporting persons for SEC Rule 16 purposes. Restricted Common Share grants are subject to accelerated vesting under certain conditions set forth in the 2007 Plan and the Incentive Program plan documents. The participants under Incentive Program “B” are members of the Company’s senior management team, and participants under Incentive Program “A” are staff members. The determination of who will participate in which incentive plan may vary from year to year and will be determined by the compensation committee and/or the Chief Executive Officer. The compensation committee is responsible under Incentive Program “B” for making allocations of participation percentages to SEC Rule 16 reporting persons.

The foregoing description of the 2007 Plan does not purport to be complete and is qualified in its entirety by reference to the more detailed description of such plans contained in the Company’s definitive proxy statement on Schedule 14A filed with the SEC on April 23, 2007 in connection with the Company’s 2007 Annual Meeting of Shareholders.  In 2008, the aggregate amount of “B” cash bonus pool was set as a fixed amount rather than calculated based on the formulaic provisions of the “B” bonus plan, due to financial conditions referred to below (See “-Fiscal Year 2008 Decisions”.)

Principal Components of Executive Compensation for 2008

The compensation committee evaluated and set 2008 executive compensation in the context of the company’s performance, the current global economic and real estate industry recession and constraints on bonus payments imposed as a result of the Company’s discussions with its principal lenders.

For 2008, the principal components of compensation for named executive officers were:

•	base salary; and

•
annual bonus, consisting of a combination of cash and equity awards (restricted common shares), which typically are subject to time based vesting requirements and which are issued in accordance with Incentive Compensation Program B.

In prior years, the components of executive compensation included grants of long-term equity-based compensation.  Last year, that program was known as the 2007 Outperformance Program.  For fiscal 2008, management did not ask the compensation committee to approve another annual installment of the Outperformance Program.

The compensation committee believes that the program described above balances both the mix of cash and equity compensation, and the mix of currently paid and longer-term compensation in a way that furthers the compensation objectives discussed above. Following is a discussion of the committee’s considerations in establishing each of the components for the named executive officer.

Base Salary

Purpose.  The Company provides named executive officers and other employees with a base salary to compensate them for services rendered during the fiscal year.  The objective of base salary is to reflect job responsibilities, value to the Company and individual performance with respect to market competitiveness.

Considerations.  The base salaries of the named executive officers are designated in employment agreements with those officers.  The base salaries and the amounts of any increases to base salaries are determined by the compensation committee based on a variety of factors, including:

•	the nature and responsibilities of the position and, to the extent available, salary norms for persons in comparable positions at comparable companies;

•	the expertise of the individual executive;

•	the competitiveness of the market for the executive’s services; and

•	the recommendations of the Chief Executive Officer (except in the case of his own compensation).

Fiscal Year 2008 Decisions.  The named executive officers are employed pursuant to employment agreements approved by the compensation committee which provide for annual base salaries.  These employment agreements are described under “Employment Agreements of Named Executives Officers” below.

Effective January 1, 2007, Mr. Schnitzer, our Chief Executive Officer, entered into an employment agreement with a subsidiary of the Company pursuant to which Mr. Schnitzer was to receive an annual base salary of $675,000 for 2008 and $725,000 for 2009.  Mr. Schnitzer subsequently entered into an amendment to his employment agreement whereby he voluntarily reduced his base salary for the period of 2008 to $562,500 effective April 21, 2008 as part of an across-the-board expense reduction effort.  This voluntary salary reduction provision terminated on December 31, 2008, and Mr. Schnitzer’s base salary for 2009 returned to $725,000 pursuant to his employment agreement.

During November 2006, Mr. Levy entered into an employment agreement with a subsidiary of the Company pursuant to which Mr. Levy serves as our Chief Financial Officer and was to receive a base salary of $325,000.  Mr. Levy subsequently entered into an amendment to his employment agreement whereby he voluntarily reduced his base salary for the period of 2008 to $315,000 effective April 21, 2008 as part of an across-the-board expense reduction effort.  This voluntary salary reduction provision terminated on December 31, 2008, and, in March 2009 Mr. Levy and the Company entered into a further amendment to his employment agreement increasing his base salary from $325,000 to $400,000 effective January 1, 2009, based upon a review of the compensation of other comparable chief financial officers.

Effective January 1, 2007, Mr. Meyer, our former Chief Investment Officer, entered into an employment agreement with a subsidiary of the Company pursuant to which Mr. Meyer was to receive an annual base salary of $400,000 for 2008.  Mr. Meyer subsequently entered into an amendment to his employment agreement whereby he voluntarily reduced his base salary for the period of 2008 to $360,000 effective April 21, 2008 as part of an across-the-board expense reduction effort.  This voluntary salary reduction provision terminated on December 31, 2008, but Mr. Meyer subsequently entered into further amendments to his employment agreement (a) reducing his base salary to $325,000 effective January 1, 2009 and (b) relinquishing his Chief Investment Officer title.  Mr. Meyer retained the title of Executive Managing Director.

Effective January 1, 2007, Mr. Smyth, an Executive Managing Director and the Group Head of the Portfolio Management Group, entered into an employment agreement with a subsidiary of the Company pursuant to which Mr. Smyth was to receive an annual base salary of $300,000 for 2008.  Mr. Smyth subsequently entered into an amendment to his employment agreement whereby he voluntarily reduced his base salary for the period of 2008 to $279,000 effective April 21, 2008 as part of an across-the-board expense reduction effort.  This voluntary salary reduction provision terminated on December 31, 2008, but Mr. Smyth subsequently entered into a further amendment to his employment agreement increasing his base salary to $350,000 effective March 9, 2009 based on his promotion as Executive Managing Director and his increased responsibilities.

Effective January 1, 2007, Mr. Weil, an Executive Managing Director and the Group Head of the Affordable Housing Group, entered into an employment agreement with a subsidiary of the Company pursuant to which Mr. Weil was to receive an annual base salary of $400,000 for 2008.  Mr. Weil subsequently entered into an amendment to his employment agreement whereby he voluntarily reduced his base salary for the period of 2008 to $360,000 effective April 21, 2008 as part of an across-the-board expense reduction effort.  This voluntary salary reduction provision terminated on December 31, 2008, returning Mr. Weil’s base salary to $400,000 effective January 1, 2009.

Any future merit-based or market-based increases to salaries of named executive officers will be based on the compensation committee’s assessment of the individual’s performance, the Company’s performance, competitive positioning (comparing the Company’s salary structure with salaries paid by comparable companies) and general economic factors.  Specific considerations are expected to include growth in earning per share, increased total return to shareholders and contributions to Company-wide achievement.  The base salaries of the named executive officers cannot be modified without approval of the compensation committee and amendments to their respective employment agreement.

Annual Bonuses

Purpose.  The Company provides annual bonuses paid part in cash and part in equity awards that typically vest over a period of time.  The objective of the program is to compensate individuals for performance and contributions to the performance of the Company.  The annual bonus of the Company’s executive officers is issued pursuant to Incentive Program “B”, which is more fully described above (see “Executive Compensation Philosophy and Process-Compensation Programs Under the 2007 Plan”).

Considerations.  The bonuses our executives receive in large part depend on the executives’ individual performance and level of responsibility.  Consistent with our executive compensation philosophy, we allocate a significant percentage of annual bonus compensation to equity awards that vest over several years to align the compensation of named executive officers with the long term performance of the Company and return to shareholders.  In determining bonuses, the compensation committee assesses the performance of the Chief Executive Officer and other key executives, taking into account the recommendations of the Chief Executive Officer (other than with respect to the Chief Executive Officer’s bonus) and reviews comparable market data compiled by the Outside Consultant if one is utilized.

Fiscal Year 2008 Decisions.  For fiscal 2008, the compensation committee determined the aggregate amount of the annual bonus for the named executive officers based on the Company’s financial performance and the compensation committee’s judgment of their individual performance during 2008.  The Company was also subject to constraints on its use of cash flow for compensation as required by the Company’s lenders.  The compensation committee required management to reduce the bonuses of the named executive officers and other key executives by approximately 70% year-to-year compared to 2007 due to the year-to-year decline in earnings.

In February 2009, the compensation committee approved the annual bonuses of the Chief Executive Officer, the Chief Financial Officer and the other named executive officers, each of whom received a combination of cash bonuses and restricted Common Shares as set forth in the table below.
Executive Officer	Cash Bonus(1)	Value of Restricted Common Shares(2)	Number of Restricted Common Shares
Marc D. Schnitzer	$330,000	$71,996	479,976
Robert L. Levy	$258,000	$40,094	267,292
Donald J. Meyer	$177,000	$36,607	244,050
Paul G. Smyth	$200,000	$36,607	244,050
Andrew J. Weil	$225,000	$54,222	361,478

(1)
The Company determined that cash bonuses should be paid in installments in order to promote executive retention.  Each executive officer will receive one-fourth of the above-stated cash bonus on March 11, 2009, and one-forth on each of the following dates if such executive officer is employed by the Registrant on such dates: June 1, 2009, August 1, 2009 and October 1, 2009.

(2)
The restricted common share grants were granted on the same date as the cash bonus amounts were approved.  Grants for Mr. Schnitzer and Mr. Weil were made in connection with the cancellation of share options granted in prior years.  All Common Shares granted to the executives will vest over a two-year period, with 50% vesting on January 1, 2010 and 50% vesting on January 1, 2011.  The number of Common Shares issued to each executive officer was determined using a grant price of $0.15 per share, which was the closing price of the Company’s Common Shares on the trading date prior to the grant date.

Long-Term Incentive Compensation

Purpose.  The Company issues equity awards to the named executive officers for the purpose of aligning compensation for named executive officers over a multi-year period directly with the interests of shareholders of the Company.  These equity awards are also issued to motivate and reward the creation and preservation of long-term shareholder value.  For fiscal 2008, the Company issued part of the annual bonuses paid to certain named executive officers in the form of restricted Common Shares (see “Annual Bonuses - Fiscal Year 2008 Decisions” above).

Restricted Common Shares.  The number of restricted Common Shares or options granted to executive officers, including the Chief Executive Officer, is based on individual performance and level of responsibility. For this purpose, the compensation committee measures performance the same way as described above for cash bonuses. The compensation committee’s view is that long-term incentive awards should be sufficient in size to provide a strong incentive for executives to work for long-term business interests. Restricted Common Shares granted as long-term incentive compensation to named executive officers generally vest over the course of two or three years, with equal pro-rated portions of the grant vesting on each anniversary.  In the event of grants to new hires, the grants are effective on the first day of employment.

Share Options.  Share options align employee incentives with shareholders because options have value only if the share price increases over time. The Company’s 10-year options, granted at the market price on the date of grant, help focus employees on long-term growth. In addition, options are intended to help retain key employees because they typically vest ratably over the course of three years and, if not exercised, are forfeited if the employee leaves the Company before retirement.  The compensation committee will not grant share options with exercise prices below the market price of the Company’s Common Shares on the date of the grant, which under the 2007 Plan will be the closing price of Common Shares on the issuance date.  The Company will not reduce the price of options (except in connection with adjustments to reflect recapitalizations, share or extraordinary dividends, share splits, mergers, spin-offs and similar events permitted by the 2007 Plan).  Likewise, if the Common Share price declines after the grant date, we do not replace options.  The Company did not issue any options to named executive officers in 2008 and cancelled all options previously issued to them.

Mix of Restricted Common Shares and Share Options.  Although the Company has the discretion to issue share options to executive officers, and may do so in the future, the Company did not issue any share options to the named executive officers as part of their fiscal 2008 annual bonuses and instead issued only long-term awards in the form of restricted Common Shares pursuant to Incentive Plan “B”.

Fiscal Year 2008 Decisions.  This year the compensation committee approved long-term incentive compensation in March 2008 in the form of restricted share grants to encourage retention and economically align the interests of the executives with the long-term interests and goals of the Company. The annual grants are described above (see “Annual Bonuses—Fiscal Year 2008 Decisions” above).

Fiscal Year 2009 Changes

As described above, certain of the named executive officers entered into voluntary reduction amendments to their employment agreements that modified base salaries (see “Base Salary – Fiscal Year 2008 Decisions” above).

Perquisites

The Company does not provide significant perquisites or personal benefits to the named executive officers, except as follows:

•	The Company provides an automobile allowance to (i) Mr. Schnitzer of $25,000 per year, payable in monthly installments, and (ii) Mr. Levy of $1,500 per month.

•	The Company provides life insurance coverage to (i) Mr. Schnitzer in the amount of $3,000,000 and (ii) Mr. Levy in the amount of $500,000.

•	Mr. Schnitzer and Mr. Levy receive reimbursement for the preparation of income tax returns.

•	The Company provides supplemental long-term disability insurance coverage providing benefits to age 65 to each of the named executive officers in the amount of $15,000 per month.

•
During 2008, the Company paid the named executive officers distributions with respect to non-vested share grants as follows: $128,175 for Mr. Schnitzer; $50,834 for Mr. Levy; $43,246 for Mr. Meyer; $95,974 for Mr. Smyth; and $40,392 for Mr. Weil.

•	During 2008, Mr. Weil received a referral bonus of $47,500 in connection with loans originated by a subsidiary of the Company.

Severance Benefits

The Company has entered into employment agreements with the named executive officers that provide for severance payments and other benefits if their employment is terminated under certain circumstances, including in connection with a change in control of the Company.  These severance provisions are designed to promote stability and continuity of senior management, and the compensation committee considers them to be fair and appropriate.  Information regarding applicable payments under such agreements for the named executive officers is provided below under the heading “Potential Payments Upon Termination or Change in Control.”

Centerline REIT Incentive Compensation Plans

Centerline REIT and its subsidiaries sponsor and manage funds that invest in high-yield real estate instruments.  These subsidiaries earn promotes (shares of cash flow) from equity investments in the sponsored funds.  Centerline REIT has established incentive compensation plans that pool a portion of the promotes earned by our subsidiaries from the funds. Under the incentive compensation plans, participants are eligible to earn units over the life of the respective funds. A participant is eligible for payments under the plans based on the participant’s proportionate number of units owned at the time Centerline REIT receives payment of the promotes.  A participant who voluntarily terminates, or is terminated with cause, will forfeit participation in the plans with forfeited units being available for reallocation.  A participant who dies, becomes disabled, terminates for good reason or upon normal retirement or is terminated without cause will be entitled to retain units allocated to him/her and participate in the future receipt of promotes under the plans.  In the event of a participant’s death, payments will be made to his/her designated beneficiary or the participant’s estate if the participant fails to designate a beneficiary.  A designated beneficiary or heirs, as the case may be, will be treated as a participant under the plans.  Future awards, or lack thereof, may potentially alter the proportionate share of units owned by a participant.  The amount of future payments, if any, under the incentive compensation plans is entirely dependent on both the participant’s proportionate share of the number of units in the plans and on the promotes received by Centerline REIT.  There is no guarantee as to the amount that may be received by Centerline REIT.

Other Matters

Share Retention Guidelines; Hedging Prohibition

Share retention guidelines help to foster a focus on long-term growth. We expect our executive officers to retain all net shares received from share options and performance awards, net of taxes, for at least one year. Consistent with this objective, equity awards generally are issued in the form of restricted Common Shares that are subject to vesting schedules and to forfeiture if the executive leaves the Company prior to vesting, except by reason of termination without cause, death, disability or retirement. Employees are not permitted to hedge their economic exposure to the Common Shares that they own.

Deductibility Cap on Executive Compensation

Our policy is to qualify our incentive compensation programs for full corporate deductibility to the extent feasible and consistent with our overall compensation goals as reflected in the summary compensation table below.  We may be prohibited under U.S. federal income tax law, if applicable; from taking a tax deduction for certain compensation paid in excess of $1,000,000 to the named executive officers listed in the summary compensation table below. However, performance-based compensation, as defined in the tax law, is fully deductible if the programs are approved by shareholders and meet other requirements.

Executive Compensation Recovery Policy

The compensation committee has adopted as part of the 2007 Plan an executive compensation recovery policy applicable to executive officers. Under this policy, the Company may recover incentive compensation (cash or equity) that was based on achievement of financial results that were subsequently the subject of a restatement if an executive officer engaged in intentional misconduct that caused or partially caused the need for the restatement and if the effect of the wrongdoing was to increase the amount of bonus or incentive compensation. This policy covers income related to cash bonuses and performance awards.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2008, the compensation committee consisted of Mr. Loverd, Mr. Meister, and Mr. Dolan, who resigned as a member of the Board, effective June 23, 2009, and Mr. Gantcher, who resigned as a member of the Board, effective October 31, 2008.  No compensation committee member had any interlocking relationships requiring disclosure under applicable rules and regulations.  No compensation committee member was employed by the Company as an officer or employee during 2008.  No executive officer of the Company serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our Board or the compensation committee.  The Company’s executive officers routinely provide the compensation committee with recommendations regarding incentives, including the 2007 Plan and the compensatory programs described above.  They may participate in discussions of proposed plans and arrangements but have no vote with respect to their individual awards or compensation.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Robert L. Loverd, Chairman

Robert A. Meister

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate by referenced this proxy statement or future filings made by the Company under those statutes, the Compensation Committee Report and Audit Committee Report are not deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes.

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid or earned by each of the named executive officers for the fiscal years ended December 31, 2008, 2007 and 2006 (but only for 2008 for Mr. Meyer, Mr. Smyth and Mr. Weil because they were not named executive officers in 2007 or 2006).

(a)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Marc D. Schnitzer	$599,327	$359,639	$1,388,578	$44,430	$--	$--	$237,881	$2,629,854
Chief Executive Officer and President	$622,769	$1,100,000	$2,257,344	$156,900	$--	$--	$368,178	$4,505,191
	$544,123	$750,000	$384,299	$355,361	$--	$--	$112,003	$2,145,786

Robert L. Levy	$303,750	$274,352	$519,272	$--	$--	$--	$81,050	$1,178,424
Chief Financial Officer	$336,058	$670,000	$812,699	$--	$--	$--	$172,028	$1,990,785
	$200,000	$650,000	$257,352	$--	$--	$--	$47,408	$1,154,760

Donald J. Meyer	$373,846	$193,352	$466,885	$--	$--	$--	$55,062	$1,089,146
Executive Managing Director

Paul G. Smyth	$295,385	$442,793	$875,750	$--	$--	$--	$107,790	$1,721,717
Executive Managing Director

Andrew J. Weil	$373,846	$241,352	$432,723	$217,225	$--	$--	$99,708	$1,364,854
Executive Managing Director

(1)
The amounts in column (d) in 2008 and 2007 include the payments to the named executive officer under a plan by which certain employees participate in the profits we realize from investment funds we sponsor (see “Centerline REIT Incentive Compensation Plans” above.)

(2)
The amounts in columns (e) and (f) reflect the dollar amount recognized for financial statement reporting purposes, in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, (“FAS 123 (R)”) of awards pursuant to the Company’s 1997 Amended and Restated Incentive Share Plan (the “1997 Plan”) and the Company’s 2007 Incentive Share Plan (the “2007 Plan”) (collectively, the “Incentive Share Plans” and thus may include amounts from awards granted in and prior to 2006.

(3)	The amount shown in column (i) reflects for each named executive officer:

Name	Year	401(k) Matching Contributions	Long-term Disability and Other Insurance Benefits	Distributions with Respect to Non-vested Share Grants	Tax Preparation and Financial Planning	Automobile or Transportation Allowances	Referral Bonus	Total
Marc D. Schnitzer	2008	$11,500	$4,706	$128,175	$68,500	$25,000	$--	$237,881
	2007	$11,250	$1,677	$265,750	$64,500	$25,000	$--	$368,178
	2006	$6,000	$--	$46,360	$39,000	$20,643	$--	$112,003

Robert L. Levy	2008	$11,500	$316	$50,834	$400	$18,000	$--	$81,050
	2007	$11,250	$214	$142,564	$--	$18,000	$--	$172,028
	2006	$6,000	$--	$39,908	$--	$1,500	$--	$47,408

Donald J. Meyer	2008	$11,500	$316	$43,246	$--	$--	$--	$55,062

Paul G. Smyth	2008	$11,500	$316	$95,974	$--	$--	$--	$107,790

Andrew J. Weil	2008	$11,500	$316	$40,392	$--	$--	$47,500	$99,708

GRANTS OF PLAN-BASED AWARDS

The following table sets forth summary information concerning all grants of plan-based awards made to the named executive officers during the fiscal year ended December 31, 2008.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#) (1)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($) (2)

Marc D. Schnitzer	3/10/2008	--	--	--	--	--	--	67,721	--	--	$282,397

Robert L. Levy	3/10/2008	--	--	—	--	--	--	38,375	--	--	$160,024

Donald J. Meyer	3/10/2008	--	--	—	--	--	--	24,831	--	--	$103,545

Paul G. Smyth	3/10/2008	--	--	—	--	--	--	47,405	--	--	$197,679

Andrew J. Weil	3/10/2008	--	--	—	--	--	--	45,147	--	--	$188,263

(1)	The amounts shown in column (i) reflect the number of shares granted to each named executive officer pursuant to the Incentive Share Plans.

(2)	The amounts shown in column (l) reflect the grant date fair value of share and option awards as determined in accordance with FAS 123(R).

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth summary information concerning outstanding equity awards held by each of the named executive officers as of December 31, 2008.

(a)	(b)	(c)	(d)	(e)	(f)		(g)	(h)	(i)	(j)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)(2)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)(2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Marc D. Schnitzer	220,765	--	--	$24.44	1/3/2015	(1)	195,460	$29,319	--	--
	128,164	64,081	--	$22.03	1/3/2016		--	--	--	--

Robert L. Levy	--	--	--				85,854	$12,878	--	--

Donald J. Meyer	--	--	--				66,872	$10,031	--	--

Paul G. Smyth	--	--	--				135,578	$20,337	--	--

Andrew J. Weil	53,507	53,507	--	$19.06	3/1/2017	(2)	80,508	$12,076	--	--

(1)	The options granted to Mr. Schnitzer vested at a rate of 33 1/3% per year over the first three years of the ten-year option term. The options were terminated in March 2009.

(2)	The options granted to Mr. Weil vested at a rate of 50% per year over the first two years of the ten-year option term. The options were terminated in March 2009.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth summary information concerning option exercises and vesting of stock awards for each of the named executive officers during the year ended December 31, 2008.  None of the Company’s named executive officers exercised any share options during the fiscal year ended December 31, 2008.

(a)	(b)	(c)	(d)	(e)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Marc D. Schnitzer	--	--	67,721	$282,397

Robert L. Levy	--	--	38,375	$160,024

Donald J. Meyer	--	--	24,831	$103,545

Paul G. Smyth	--	--	47,405	$197,679

Andrew J. Weil	--	--	45,147	$188,263

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Each named executive officer has an employment agreement that provides for severance payments and other benefits, including automatic vesting of unvested equity awards, if the executive’s employment is terminated on specified grounds.  The table below reflects the amount of compensation payable to each of the named executive officers of the Company in the event of termination of such executive’s employment. The amounts shown assume that such termination was effective as of December 31, 2008, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

Potential Payments upon Termination of Employment (As Per Employment Agreements)

		Cash Severance Payment	Continuation of Medical/ Welfare Benefits (actual value)	Acceleration and Continuation of Equity Awards*	Excise Tax Gross-Up	Total Termination Benefits

Marc D. Schnitzer	Termination Upon Death	$2,075,000	$-	$19,161	$-	$2,094,161
	Termination Upon Disability	2,075,000	8,464	19,161	-	2,102,625
	Termination With Cause or Without Good Reason	-	-	-	-	-
	Termination Without Cause or For Good Reason	2,075,000	8,464	19,161	-	2,102,625
	Termination in Connection With a Change of Control (COC)	4,150,000	16,929	19,161	-	4,186,090

Robert L. Levy	Termination Upon Death	1,190,000	-	12,878	-	1,202,878
	Termination Upon Disability	1,190,000	8,464	12,878	-	1,211,342
	Termination With Cause or Without Good Reason	-	-	-	-	-
	Termination Without Cause or For Good Reason	1,190,000	8,464	12,878	-	1,211,342
	Termination in Connection With a Change of Control (COC)	1,960,000	16,928	12,878	-	1,989,806

Donald J. Meyer	Termination Upon Death	950,000	8,464	10,031	-	968,495
	Termination Upon Disability	950,000	8,464	10,031	-	968,495
	Termination With Cause or Without Good Reason	-	-	-	-	-
	Termination Without Cause or For Good Reason	950,000	8,464	10,031	-	968,495
	Termination in Connection With a Change of Control (COC)	1,625,000	16,928	10,031	-	1,651,958

Paul Smyth	Termination Upon Death	1,180,000	8,464	20,337	-	1,208,800
	Termination Upon Disability	1,180,000	8,464	20,337	-	1,208,800
	Termination With Cause or Without Good Reason	-	-	-	-	-
	Termination Without Cause or For Good Reason	1,180,000	8,464	20,337	-	1,208,800
	Termination in Connection With a Change of Control (COC)	1,920,000	16,928	20,337	-	1,957,264

Andrew J. Weil	Termination Upon Death	1,360,000	8,464	12,076	-	1,380,540
	Termination Upon Disability	1,360,000	8,464	12,076	-	1,380,540
	Termination With Cause or Without Good Reason	-	-	-	-	-
	Termination Without Cause or For Good Reason	1,360,000	8,464	12,076	-	1,380,540
	Termination in Connection With a Change of Control (COC)	2,240,000	16,928	12,076	-	2,269,004

*
Executives are entitled to participate in an incentive compensation plan through a fund promote structure (see “Centerline REIT Incentive Compensation Plans” above.) Participants are entitled to receive a proportionate share of promotes received by the Company based upon the provisions of the Plan and their respective percentage interest in the Plan as the Company receives promotes from the Fund. A Participant whose employment is terminated other than (i) in connection with his death, disability or normal retirement, (ii) termination without cause or (iii) for good reason forfeits all Units previously awarded to him.  A Participant who dies, terminates employment by reason of disability, elects normal retirement, is terminated without cause or terminates his employment for good reason continues to share in the Promote Shares, but is not be entitled to any additional awards subsequent to the close of the fiscal year in which the date of his termination of employment occurs. Units held by the executives are as follows: Mr. Schnitzer: Fund I: 0 Units, Fund II: 725 Units, Mr. Levy: Fund I: 0 Units, Fund II: 800 Units, Mr. Meyer: Fund I: 0 Units, Fund II: 900 Units, Mr. Smyth: Fund I: 5,950 Units, Fund II: 4,750 Units and Mr. Weil: Fund I: 0 Units, Fund II: 800 Units. As of 12/31/08, Fund I shares were valued at $0/share, Fund II shares were valued at $0/share.

Notes to Table of Potential Payments upon Termination of Employment (As Per Employment Agreements)

(1)  Marc D. Schnitzer

Type of Termination	Cash Severance Payment	Continuation of Medical/Welfare Benefits (present value)	Acceleration and Continuation of Equity Awards	Excise Tax Gross-Up

Upon Death	• 12 months of the Executive's then current salary • 100% of the amount of the Executive's most recently declared and paid Discretionary Bonus	• Nothing	• Any unvested restricted stock, promote units or options shall fully and immediately vest	•No
Upon Disability	• 12 months of the Executive's then current salary • 100% of the amount of the Executive's most recently declared and paid Discretionary Bonus	• 12 months or at the discretion of the Company, a cash payment can be made in lieu of such benefits	• Any unvested restricted stock, promote units or options shall fully and immediately vest	•No
With Cause or Without Good Reason	• Nothing	• Nothing	• Nothing	•No
Without Cause or For Good Reason	• 12 months of the Executive's then current salary • 100% of the amount of the Executive's most recently declared and paid Discretionary Bonus	• 12 months or at the discretion of the Company, a cash payment can be made in lieu of such benefits	• Any unvested restricted stock, promote units or options shall fully and immediately vest	•No
In Connection With a Change of Control (COC)	• 24 months of the Executive's then current salary • 200% of the amount of the Executive's most recently declared and paid Discretionary Bonus	• 24 months or at the discretion of the Company, a cash payment can be made in lieu of such benefits	• Any unvested restricted stock, promote units or options shall fully and immediately vest	•Yes

(2) Robert L. Levy

Type of Termination	Cash Severance Payment	Continuation of Medical/Welfare Benefits (present value)	Acceleration and Continuation of Equity Awards	Excise Tax Gross-Up

Upon Death	• 12 months of the Executive's then current salary • 100% of the amount of the Executive's most recently declared and paid Discretionary Bonus	• Nothing	• Any unvested restricted stock, promote units or options shall fully and immediately vest	•No
Upon Disability	• 12 months of the Executive's then current salary • 100% of the amount of the Executive's most recently declared and paid Discretionary Bonus	• 12 months or at the discretion of the Company, a cash payment can be made in lieu of such benefits	• Any unvested restricted stock, promote units or options shall fully and immediately vest	•No
With Cause or Without Good Reason	• Nothing	• Nothing	• Nothing	•No
Without Cause or For Good Reason	• 12 months of the Executive's then current salary • 100% of the amount of the Executive's most recently declared and paid Discretionary Bonus	• 12 months or at the discretion of the Company, a cash payment can be made in lieu of such benefits	• Any unvested restricted stock, promote units or options shall fully and immediately vest	•No
In Connection With a Change of Control (COC)	• 24 months of the Executive's then current salary • 150% of the amount of the Executive's most recently declared and paid Discretionary Bonus	• 24 months or at the discretion of the Company, a cash payment can be made in lieu of such benefits	• Any unvested restricted stock, promote units or options shall fully and immediately vest	•No

(3) Donald J. Meyer

Type of Termination	Cash Severance Payment	Continuation of Medical/Welfare Benefits (present value)	Acceleration and Continuation of Equity Awards	Excise Tax Gross-Up

Upon Death	• 12 months of the Executive's then current salary • 100% of the amount of the Executive's most recently declared and paid Annual Bonus	• 12 months	• Any unvested restricted stock, promote units or options shall fully and immediately vest	•No
Upon Disability	• 12 months of the Executive's then current salary • 100% of the amount of the Executive's most recently declared and paid Annual Bonus	• 12 months	• Any unvested restricted stock, promote units or options shall fully and immediately vest	•No
With Cause or Without Good Reason	• Nothing	• Nothing	• Nothing	•No
Without Cause or For Good Reason	• 12 months of the Executive's then current salary • 100% of the amount of the Executive's most recently declared and paid Annual Bonus	• 12 months	• Any unvested restricted stock, promote units or options shall fully and immediately vest	•No
In Connection With a Change of Control (COC)	• 24 months of the Executive's then current salary • 150% of the amount of the Executive's most recently declared and paid Annual Bonus	• 24 months or at the discretion of the Company, a cash payment can be made in lieu of such benefits	• Any unvested restricted stock, promote units or options shall fully and immediately vest	•No

(4) Paul Smyth

Type of Termination	Cash Severance Payment	Continuation of Medical/Welfare Benefits (present value)	Acceleration and Continuation of Equity Awards	Excise Tax Gross-Up

Upon Death	• 12 months of the Executive's then current salary • 100% of the amount of the Executive's most recently declared and paid Annual Bonus	• 12 months	• Any unvested restricted stock, promote units or options shall fully and immediately vest	•No
Upon Disability	• 12 months of the Executive's then current salary • 100% of the amount of the Executive's most recently declared and paid Annual Bonus	• 12 months	• Any unvested restricted stock, promote units or options shall fully and immediately vest	•No
With Cause or Without Good Reason	• Nothing	• Nothing	• Nothing	•No
Without Cause or For Good Reason	• 12 months of the Executive's then current salary • 100% of the amount of the Executive's most recently declared and paid Annual Bonus	• 12 months	• Any unvested restricted stock, promote units or options shall fully and immediately vest	•No
In Connection With a Change of Control (COC)	• 24 months of the Executive's then current salary • 150% of the amount of the Executive's most recently declared and paid Annual Bonus	• 24 months or at the discretion of the Company, a cash payment can be made in lieu of such benefits	• Any unvested restricted stock, promote units or options shall fully and immediately vest	•No

(5) Andrew J. Weil

Type of Termination	Cash Severance Payment	Continuation of Medical/Welfare Benefits (present value)	Acceleration and Continuation of Equity Awards	Excise Tax Gross-Up

Upon Death	• 12 months of the Executive's then current salary 100% of the amount of the Executive's most recently declared and paid Annual Bonus	• 12 months	• Any unvested restricted stock, promote units or options shall fully and immediately vest	•No
Upon Disability	• 12 months of the Executive's then current salary • 100% of the amount of the Executive's most recently declared and paid Annual Bonus	• 12 months	• Any unvested restricted stock, promote units or options shall fully and immediately vest	•No
With Cause or Without Good Reason	• Nothing	• Nothing	• Nothing	•No
Without Cause or For Good Reason	• 12 months of the Executive's then current salary • 100% of the amount of the Executive's most recently declared and paid Annual Bonus	• 12 months	• Any unvested restricted stock, promote units or options shall fully and immediately vest	•No
In Connection With a Change of Control (COC)	• 24 months of the Executive's then current salary • 150% of the amount of the Executive's most recently declared and paid Annual Bonus	• 24 months or at the discretion of the Company, a cash payment can be made in lieu of such benefits	• Any unvested restricted stock, promote units or options shall fully and immediately vest	•No

Payments Made upon Termination

Regardless of the manner in which a named executive officer’s employment terminates, he is entitled to receive amounts earned during his term of employment. Such amounts include:

•	accrued but unpaid base salary;

•	unreimbursed expenses that are eligible for reimbursement under Company policy;

•	any accrued but unpaid annual bonus;

•	any unpaid transportation allowance for the year in question (Mr. Schnitzer only) or any accrued automobile allowance (Mr. Levy only);

•	any rights to which the executive is entitled under employee benefit or similar plans; and

•	unused vacation pay.

Payments Made upon Death or Disability

In the event of the death or disability of a named executive officer, in addition to the benefits listed under the heading “Potential Payments Made upon Termination” above, each of the named executive officers is entitled to receive a payment equal to one year’s annual base salary plus 100% of his most recently paid annual bonus. In addition, the employment agreements of each of Mr. Schnitzer and Mr. Levy provide that the Company will continue his medical, dental, disability and life insurance for twelve months following his disability or, at the Company’s discretion, make a payment in lieu of continuing such benefits.

Payments Made upon Termination without Cause or for Good Reason

The named executive officers will receive severance payments if they are terminated by us without cause or by them for “good reason”.  Each of the named executive officers will receive a payment equal to one year’s annual base salary plus 100% of his most recently paid annual bonus upon such termination.  In addition, the Company will pay COBRA payments for the named executive officers for the lesser of one year or until they are ineligible for COBRA benefits.  In addition, the employment agreements of each of the named executive officers provide that the Company will continue his medical, dental, disability and life insurance for twelve months following his disability or, at the Company’s discretion, make a payment in lieu of continuing such benefits.

Payments Made upon a Change of Control

The named executive officers’ employment agreements provide for severance payments if an executive’s employment is terminated in connection with a change of control (other than termination by the Company for cause or by reason of death or disability).  Each of the named executive officers will receive a payment equal to two years’ annual base salary plus 150% (in the case of Mr. Schnitzer, 200%) of his most recently paid annual bonus upon a termination that occurs three months prior to (in the case of Mr. Schnitzer, sixth months prior to, and in the case of Mr. Levy, “in anticipation of”) or one year after a change of control.  In addition, the employment agreements of each of the named executive officers provide that the Company will continue his medical, dental, disability and life insurance for twenty-four months following termination in connection with a change of control or, at the Company’s discretion, make a payment in lieu of continuing such benefits.

Generally, pursuant to the agreements, a change of control is deemed to occur:

(i)	if any person acquires 50% or more of the Company’s voting securities (other than securities acquired directly from the Company or its affiliates);

(ii)	if a majority of the trustees as of the date of the agreement are replaced other than in specific circumstances;

(iii)	upon the consummation of a merger of the Company in which shareholders of the Company prior to such merger own less than 50% of the Company’s voting power immediately after such transaction; or

(iv)	upon the liquidation or sale of substantially all of the Company’s assets;

provided that no change of control will be deemed to occur with respect to any of the above-referenced events if after such event the executive continues to be an employee of a company that is affiliated with the Company and continues to have duties and functions and compensation consistent with such executive’s employment agreement (unless such executive terminates his employment without good reason).

Equity Awards

The employment agreements of the named executive officers provide for the immediate vesting of restricted Common Shares and share options issued under the Incentive Share Plans and any promote shares under a co-investment program following termination in specified circumstances.  Such awards granted to the named executive officers will fully vest upon death, disability or termination without cause or for “good reason” (as defined in the employment agreements).  Under the 2007 Outperformance Program and the Incentive Programs A and B, a participant may receive awards of unrestricted Common Shares in satisfaction of the participant’s rights under the 2007 Outperformance Plan in the event of a change of control or upon termination of employment without cause, by the participant for good reason or by reason of the participant’s retirement, death or disability.

Employment Agreements of the Named Executive Officers

Marc D. Schnitzer

On February 1, 2007, Mr. Schnitzer entered into an employment agreement with a subsidiary of the Company pursuant to which he will continue to serve as, and have the title of, Chief Executive Officer and President of the Company and will have the title of Executive Managing Director of CAHA.  During his employment, Mr. Schnitzer will report to the Board for the term of approximately three years until December 31, 2009 (the “Initial Period”).  At the end of such three years, the term will automatically extend annually for one year (the “Additional Period”) unless the Company delivers a notice of termination at least sixty days prior to the end of the employment period.

Pursuant to this agreement, Mr. Schnitzer would receive an annual base salary of $625,000 during the first year of the Initial Period, $675,000 during the second year of the Initial Period, and $725,000 during the third year of the Initial Period, subject to increases in the sole and absolute discretion of the compensation committee.  Mr. Schnitzer’s salary for any Additional Periods will be subject to negotiation between the parties, but in no event will the salary for any Additional Period be less than the salary for the final year of the Initial Period. Mr. Schnitzer will also be eligible for an annual bonus subject to the compensation committee’s discretion. Mr. Schnitzer subsequently entered into an amendment to his employment agreement whereby he voluntarily reduced his base salary for the period of 2008 to $562,500 effective April 21, 2008 as part of an across-the-board expense reduction effort.  This voluntary salary reduction provision terminated on December 31, 2008, and Mr. Schnitzer’s base salary for 2009 returned to $725,000 pursuant to his employment agreement.

The discretionary bonus target will be 200%–400% of Mr. Schnitzer’s base salary, with any portion below 200% paid out in cash and any portion above 200% paid out 50% in cash and 50% in restricted Common Shares, which will vest ratably over three years in three equal cumulative installments of one-third on each of the three anniversaries of the grant date.  In addition, his employment agreement provides that Mr. Schnitzer is entitled to receive, among other benefits, an automobile allowance of $25,000 per year, a term life insurance policy in the amount of not less than $3,000,000 (of which Mr. Schnitzer or his designee will be the owner) and supplemental, long-term disability insurance which will provide Mr. Schnitzer with full disability benefits to age 65 of $15,000 per month after an exclusion period of 90 days.  In addition, Mr. Schnitzer will receive directors’ and officers’ insurance coverage for six years after the termination of his employment and reimbursement for tax preparation expenses.

Pursuant to the employment agreement, Mr. Schnitzer was granted on February 1, 2007 an award of approximately $3,000,000 worth of restricted Common Shares, which will vest over three years in three equal cumulative installments of one-third on each of the first three anniversaries of the grant date. In the case of a “Change of Control”, termination without “Cause” or if Mr. Schnitzer leaves for “Good Reason”, as defined in the employment agreement, any unvested restricted Common Shares awarded or other unvested equity or options will become fully vested.  If Mr. Schnitzer is terminated without “Cause” or he leaves for “Good Reason”, he will be entitled to a year’s base salary plus 100% of the amount of his most recently declared and paid bonus and continuous coverage under his medical, dental and life insurance plans for twelve months. If Mr. Schnitzer is terminated within six months prior to, or within one year after, a “Change of Control”, he will be entitled to two year’s base salary plus 200% of the amount of his most recently declared and paid bonus and continuous coverage under medical, dental and life insurance plans for twenty-four months. Upon death or “Disability”, as defined in his agreement, Mr. Schnitzer will be entitled to receive the same severance as if he were terminated without “Cause”. A delivery of a mutual release by Mr. Schnitzer and CAHA is a condition for payment of severance if he is terminated without “Cause” or pursuant to a “Change of Control”. If Mr. Schnitzer is terminated for “Cause” or resigns without “Good Reason”, he will not receive severance payments, and his unvested securities will be forfeited.

The employment agreement also contains provisions for the protection of the Company and its affiliates relating to non-competition, protection of confidential information and non-solicitation of employees. These provisions will extend for up to twelve months following termination of his employment in certain circumstances.

If any amount or benefit paid with respect to Mr. Schnitzer as a result of any change in ownership of the Company covered by Internal Revenue Code Section 280G(b)(2) (collectively, the “Covered Payments”) is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code and any comparable excise tax imposed under state, local or foreign law, and/or any interest or penalties with respect to any such excise tax (such excise tax is hereinafter referred to as the “Excise Tax”), the Company will pay to Mr. Schnitzer an additional payment (the “Tax Reimbursement Payment”) in an amount such that after payment by Mr. Schnitzer of all taxes (including, without limitation, income taxes and any Excise Tax) imposed upon the Tax Reimbursement Payment, Mr. Schnitzer retains an amount of the Tax Reimbursement Payment equal to the Excise Tax imposed upon the Covered Payments.

Upon request of the Company, Mr. Schnitzer has acquired and hereafter will acquire and hold interests in various entities on terms reasonably acceptable to the Company and Mr. Schnitzer. Prior to transferring any such interest, Mr. Schnitzer will afford the Company the right to acquire such interests, and the Company will, within 30 days of written notice from Mr. Schnitzer, inform Mr. Schnitzer whether the Company or its designee will acquire such interests (in which case such interests will be acquired within 30 days thereafter). The amount payable by the Company or its designee for any such interest will be the fair market value as determined in accordance with the employment agreement. The employment agreement provides that Mr. Schnitzer will be entitled to a tax gross-up payment from the Company to cover any tax liability he may incur as a result of the acquisition, ownership or disposition of such interests.

Robert L. Levy

During November 2006, Mr. Levy entered into an employment agreement with a subsidiary of the Company pursuant to which Mr. Levy serves as our Chief Financial Officer, for a term of five years, and was to receive a base salary of $325,000.  At the end of five years, the term will automatically extend annually for one year unless the Company delivers a notice of termination at least sixty days prior to the end of the employment period.

Mr. Levy subsequently entered into an amendment to his employment agreement whereby he voluntarily reduced his base salary for the period of 2008 to $315,000 effective April 21, 2008 as part of an across-the-board expense reduction effort.  This voluntary salary reduction provision terminated on December 31, 2008, and, in March 2009 Mr. Levy and the Company entered into a further amendment to his employment agreement increasing his base salary from $325,000 to $400,000 effective January 1, 2009, based upon a review of the compensation of other comparable chief financial officers.  Mr. Levy will also be eligible for an annual bonus subject to the Chief Executive Officer’s discretion.  The discretionary bonus target will be 300% of his base salary, with any portion below 200% paid out in cash and any portion above 200% paid out 50% in cash and 50% in restricted Common Shares, which will vest over three years in three equal cumulative installments of one-third on each of the three anniversaries of the grant date. In addition, Mr. Levy’s employment agreement provides that he is entitled to receive, among other benefits, an automobile allowance of $1,500 per month, a term life insurance policy in the amount of not less than $500,000, directors’ and officers’ insurance coverage for six years after the termination of his employment and reimbursement for tax preparation expenses.  On July 25, 2007, Mr. Levy’s employment agreement was amended to add supplemental, long-term disability insurance coverage which will provide him with full disability benefits to age 65 of $15,000 per month after an exclusion period of 90 days.

Pursuant to his employment agreement, Mr. Levy was granted on November 28, 2006 an award of approximately $1,250,000 worth of restricted Common Shares, which will vest over five years in five equal cumulative installments of 20% on each of the five anniversaries of the grant date. In the case of a “Change of Control”, termination without “Cause” or if Mr. Levy leaves for “Good Reason”, as defined in his employment agreement, any unvested options and Common Shares will become fully vested. Furthermore, if Mr. Levy is terminated without “Cause” or he leaves for “Good Reason”, Mr. Levy will be entitled to a year’s base salary plus 100% of the amount of his most recently declared and paid bonus and continuous coverage under his medical, dental and life insurance plans for twelve months. If Mr. Levy is terminated in anticipation of, or within one year after, a “Change of Control”, Mr. Levy will be entitled to two years’ base salary plus 150% of the amount of his most recently declared and paid bonus and continuous coverage under medical, dental and life insurance plans for twenty-four months. Upon death or “Disability,” as defined in his employment agreement, Mr. Levy will be entitled to receive the same severance as if he were terminated without “Cause”. A delivery of a mutual release by Mr. Levy and the Company is a condition for payment of severance if he is terminated without “Cause” or pursuant to a “Change of Control”. If Mr. Levy is terminated for “Cause” or resigns without “Good Reason”, he will not receive severance payments and his unvested securities will be forfeited.

Mr. Levy’s employment agreement also contains provisions for the protection of the Company and its affiliates relating to non-competition, protection of confidential information and non-solicitation of employees. These provisions will extend for up to one year following termination of this employment in certain circumstances.

Donald J. Meyer

Effective January 1, 2007, Mr. Meyer, our former Chief Investment Officer, entered into an employment agreement with a subsidiary of the Company pursuant to which Mr. Meyer was to receive an annual base salary of $400,000 for 2008.  Mr. Meyer subsequently entered into an amendment to his employment agreement whereby he voluntarily reduced his base salary for the period of 2008 to $360,000 effective April 21, 2008 as part of an across-the-board expense reduction effort.  This voluntary salary reduction provision terminated on December 31, 2008, but Mr. Meyer subsequently entered into further amendments to his employment agreement (a) reducing his base salary to $325,000 effective January 1, 2009 and (b) relinquishing his Chief Investment Officer title.  Mr. Meyer retained the title of Executive Managing Director.

In addition, Mr. Meyer will be eligible to participate in long-term deferred compensation programs established by the Company and may be offered an opportunity to co-invest with the Company or its subsidiaries in funds sponsored by the Company.  In addition, Mr. Meyer’s employment agreement provides that he is entitled to receive supplemental, long-term disability insurance in the amount of $15,000 per month and reimbursement of expenses incurred by him in connection with the performance of his duties.

If Mr. Meyer is terminated without “Cause” or he leaves for “Good Reason”, he will be entitled to a year’s base salary plus 100% of the amount of his most recently declared and paid bonus and continuous coverage under his medical, dental and life insurance plans for twelve months. If Mr. Meyer is terminated in anticipation of, or within one year after, a “Change of Control”, Mr. Meyer will be entitled to two years’ base salary plus 150% of the amount of his most recently declared and paid bonus and continuous coverage under medical, dental and life insurance plans for twenty-four months. Upon death or “Disability,” as defined in his employment agreement, Mr. Meyer will be entitled to receive the same severance as if he were terminated without “Cause”. A delivery of a mutual release by Mr. Meyer and the Company is a condition for payment of severance if he is terminated without “Cause” or pursuant to a “Change of Control”. If Mr. Meyer is terminated for “Cause” or resigns without “Good Reason”, he will not receive severance payments and his unvested securities will be forfeited.  In the case of a termination due to death or “Disability” or without “Cause” or if Mr. Meyer leaves for “Good Reason”, as defined in his employment agreement, any unvested options, Common Shares and promote shares under a co-investment will become fully vested.

Mr. Meyer’s employment agreement contains provisions relating to non-competition, protection of the Company’s confidential information and intellectual property, and non solicitation of employees, which provisions extend for up to one year following termination in certain circumstances.

Paul G. Smyth

Effective January 1, 2007, Mr. Smyth, an Executive Managing Director and the Group Head of the Portfolio Management Group, entered into an employment agreement with a subsidiary of the Company pursuant to which Mr. Smyth was to receive an annual base salary of $300,000 for 2008.  Mr. Smyth subsequently entered into an amendment to his employment agreement whereby he voluntarily reduced his base salary for the period of 2008 to $279,000 effective April 21, 2008 as part of an across-the-board expense reduction effort.  This voluntary salary reduction provision terminated on December 31, 2008, but Mr. Smyth subsequently entered into a further amendment to his employment agreement increasing his base salary to $350,000 effective March 9, 2009 based on his promotion as Executive Managing Director and his increased responsibilities.

In addition, Mr. Smyth will be eligible to participate in long-term deferred compensation programs established by the Company and may be offered an opportunity to co-invest with the Company or its subsidiaries in funds sponsored by the Company.  In addition, Mr. Smyth’s employment agreement provides that he is entitled to receive supplemental, long-term disability insurance in the amount of $15,000 per month and reimbursement of expenses incurred by him in connection with the performance of his duties.

If Mr. Smyth is terminated without “Cause” or he leaves for “Good Reason”, he will be entitled to a year’s base salary plus 100% of the amount of his most recently declared and paid bonus and continuous coverage under his medical, dental and life insurance plans for twelve months. If Mr. Smyth is terminated in anticipation of, or within one year after, a “Change of Control”, Mr. Smyth will be entitled to two years’ base salary plus 150% of the amount of his most recently declared and paid bonus and continuous coverage under medical, dental and life insurance plans for twenty-four months. Upon death or “Disability,” as defined in his employment agreement, Mr. Smyth will be entitled to receive the same severance as if he were terminated without “Cause”. A delivery of a mutual release by Mr. Smyth and the Company is a condition for payment of severance if he is terminated without “Cause” or pursuant to a “Change of Control”. If Mr. Smyth is terminated for “Cause” or resigns without “Good Reason”, he will not receive severance payments and his unvested securities will be forfeited.  In the case of a termination due to death or “Disability” or without “Cause” or if Mr. Smyth leaves for “Good Reason”, as defined in his employment agreement, any unvested options, Common Shares and promote shares under a co-investment will become fully vested.

Mr. Smyth’s employment agreement contains provisions relating to non-competition, protection of the Company’s confidential information and intellectual property, and non solicitation of employees, which provisions extend for up to one year following termination in certain circumstances.

Andrew J. Weil

Effective January 1, 2007, Mr. Weil, an Executive Managing Director and the Group Head of the Affordable Housing Group, entered into an employment agreement with a subsidiary of the Company pursuant to which Mr. Weil was to receive an annual base salary of $400,000 for 2008.  Mr. Weil subsequently entered into an amendment to his employment agreement whereby he voluntarily reduced his base salary for the period of 2008 to $360,000 effective April 21, 2008 as part of an across-the-board expense reduction effort.  This voluntary  salary reduction provision terminated on December 31, 2008, returning Mr. Weil’s base salary to $400,000 effective January 1, 2009.

In addition, Mr. Weil will be eligible to participate in long-term deferred compensation programs established by the Company and may be offered an opportunity to co-invest with the Company or its subsidiaries in funds sponsored by the Company.  In addition, Mr. Weil employment agreement provides that he is entitled to receive supplemental long-term disability insurance in the amount of $15,000 per month, and reimbursement of expenses incurred by him in connection with the performance of his duties.

If Mr. Weil is terminated without “Cause” or he leaves for “Good Reason”, he will be entitled to a year’s base salary plus 100% of the amount of his most recently declared and paid bonus and continuous coverage under his medical, dental and life insurance plans for twelve months. If Mr. Weil is terminated in anticipation of, or within one year after, a “Change of Control”, Mr. Weil will be entitled to two years’ base salary plus 150% of the amount of his most recently declared and paid bonus and continuous coverage under medical, dental and life insurance plans for twenty-four months. Upon death or “Disability,” as defined in his employment agreement, Mr. Weil will be entitled to receive the same severance as if he were terminated without “Cause”. A delivery of a mutual release by Mr. Weil and the Company is a condition for payment of severance if he is terminated without “Cause” or pursuant to a “Change of Control”. If Mr. Weil is terminated for “Cause” or resigns without “Good Reason”, he will not receive severance payments and his unvested securities will be forfeited.  In the case of a termination due to death or “Disability” or without “Cause” or if Mr. Weil leaves for “Good Reason”, as defined in his employment agreement, any unvested options, Common Shares and promote shares under a co-investment will become fully vested.

Mr. Weil’s employment agreement contains provisions relating to non-competition, protection of the Company’s confidential information and intellectual property, and non solicitation of employees, which provisions extend for up to one year following termination in certain circumstances.

TRUSTEE COMPENSATION

The Company uses a combination of cash and share-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting trustee compensation, the Company considers the significant amount of time that trustees expend in fulfilling their duties to the Company as well as the skill level required by the Company of members of the Board.

Compensation Paid to Board Members

During 2008, each of our independent trustees received annual compensation at the rate of $80,000. Mr. Loverd was paid an additional annual fee of $40,000 in consideration for his service as Lead Trustee of the Board. In addition, the independent trustees received annual compensation for service on committees of the Board as set forth in the chart below.

Committee	Chair	Member

Audit	$25,000	$15,000
Compensation	$20,000	$12,000
Nominating and Governance	$15,000	$10,000
Investment	$10,000	$7,000
Capital Markets	$10,000	$7,000

Trustee compensation is currently payable in cash and Common Shares having an aggregate value, based on the fair market value at the date of issuance, of not less than 20% of such compensation.  Trustees have the option of receiving up to 100% of their compensation payable in Common Shares provided that a trustee must elect to receive any Common Share compensation above the 20% minimum in 5% increments.

Trustee Summary Compensation Table

The table below summarizes the compensation paid by the Company to trustees for the fiscal year ended December 31, 2008.

(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)
Name (1)	Fees Earned or Paid in Cash ($)		Shares Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Robert J. Dolan	$61,525	(3)	$45,475	$--	$--	$--	$--	$107,000
Nathan Gantcher (4)	$45,000		$45,000	$--	$--	$--	$--	$90,000
Jerome Y. Halperin	$64,400		$47,600	$--	$--	$--	$--	$112,000
Robert L. Loverd	$85,962	(5)	$63,538	$--	$--	$--	$--	$149,500
Robert A. Meister	$58,650		$43,350	$--	$--	$--	$--	$102,000
Janice Cook Roberts (6)	$25,500	(6)	$25,500	$--	$--	$--	$--	$51,000
Thomas W. White (7)	$31,525		$16,975	$--	$--	$--	$54,167	$102,667

(1)
Mr. Schnitzer is not included in this table as he is or was a non-independent trustee and thus received no compensation for his services as trustee. The compensation received by Mr. Schnitzer as an employee of the Company is shown in the Summary Compensation Table above.

(2)
Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008 in accordance with FAS 123(R). These share units for each trustee are included in the Security Ownership Table below.

(3)	Mr. Dolan elected to receive $8,025 of the cash portion of fees due to him as additional share awards with the same value.

(4)	Mr. Gantcher resigned from the Board on October 31, 2008.

(5)	Mr. Loverd elected to receive $13,637 of the cash portion of fees due to him as additional share awards with the same value.

(6)	Ms. Roberts resigned from the Board on June 12, 2008. She also elected to receive $25,500 of the cash portion of fees due to her as additional share awards with the same value.

(7)	Mr. White earned consulting fees pursuant to an agreement dated January 1, 2003, as amended. After the agreement was terminated in 2008 he receives fees in his capacity as a trustee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT AND RELATED STOCKHOLDER MATTERS

In each of the next two tables, the amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities with respect to which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.  Except as otherwise indicated in the footnotes to the tables, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares.

The amounts and percentages reported in the “Number of Voting Shares” and the “Voting Ownership Percentage” columns in each of the following two tables represent Common Shares and the Special Preferred Voting Shares beneficially owned by each person.  The Special Preferred Voting Shares are entitled to vote, on a one-for-one basis, on all matters subject to a vote of the holders of our Common Shares, but the Special Preferred Voting Shares are not convertible into our Common Shares.  Each owner of Special Preferred Voting Shares also owns a like number of Special Common Units (“SCUs”) issued by Centerline Capital Company LLC, one of our affiliates. Each holder of SCUs has the right to exchange all or a portion of their SCUs for cash and to receive cash for any accrued but unpaid distributions for the quarterly period in which the exchange occurs.  We may exchange SCUs for Common Shares on a one-for-one basis.  However, a holder of SCUs is not deemed to beneficially own any Common Shares relating to their SCUs because SCUs may be exchanged for Common Shares only at our discretion.  Likewise, the numbers in the table below do not reflect 267,755 Special Common Interests (“SCIs”) outstanding as of July 14, 2009.  SCIs, like the SCUs, may be exchanged by the holder for cash, but may only be exchanged for Common Shares at our discretion. Unlike SCUs, SCIs are not associated with a voting security.

For the purposes of the following two tables, except as noted otherwise in the footnotes to the tables, the terms below are defined as follows:

•
“Total Common Shares” consist of 62,273,595 shares outstanding as of July 14, 2009, including (i) 53,420,285 Common Shares and (ii) 8,853,310 restricted Common Shares but exclude the following CRA Preferred Shares, some of which are convertible into Common Shares:

i.	998,336 outstanding Convertible CRA Shares, which are convertible into 933,567 Common Shares;

ii.	5,473,391 outstanding Series A CRA Shares, of which 5,202,829 are convertible into the same number of Common Shares; and

iii.	2,160,000 outstanding 4.4% Convertible CRA Shares, of which 1,060,000 are convertible into 1,916,124 Common Shares

•
“11% Preferred Shares” consist of the 11,207,677 shares of our 11.0% Cumulative Convertible Preferred Shares, Series A-1, outstanding as of July 14, 2009 which are convertible into 12,198,435 Common Shares

•	“Special Preferred Voting Shares” consist of 13,131,465 shares of our Special Preferred Voting Shares outstanding as of July 14, 2009.

The following table provides information as of July 14, 2009 with respect to the persons who beneficially own more than 5% of our outstanding Common Shares or more than 5% of the aggregate of our Common Shares and our Special Preferred Voting Shares.

Name and Address	Amount and Nature of Beneficial Ownership of Common Shares	Percent of Common Shares Beneficially Owned		Amount and Nature of Beneficial Ownership of Special Preferred Voting Shares	Number of Voting Shares	Voting Ownership Percentage(1)
Related General II, L.P.(2) 60 Columbus Circle New York, NY 10023	685	*	(3)	10,194,400	10,195,085	11.6%
Related Special Assets LLC(4) 60 Columbus Circle New York, NY 10023	11,802,057	15.8	%(5)	—	11,802,057	13.5%
Weiss Multi-Strategy Advisers LLC One State Street Hartford, CT 06103	4,069,689	6.5	%(3)	—	4,069,689	4.6%

_________________

*	Less than 1% of the outstanding Common Shares.

(1)  Based on Total Common Shares plus (i) Special Preferred Voting Shares and (ii) 11% Preferred Shares.
(2)  Related General II, L.P. is owned by TRCLP. Mr. Ross owns approximately 62% of TRCLP and Mr. Blau owns approximately 18% of TRCLP.
(3)  Based on Total Common Shares; excludes 11% Preferred Shares.
(4)  Related Special Assets, LLC owns 10,843,492 of the 11% Preferred Shares, which are convertible into 11,802,057 Common Shares.  Mr. Ross shares voting and dispositive power with respect to such shares with Mr. Blau and Bruce A. Beal, as the terms of Related Special Assets’ operating agreement require that its investment and voting decisions must be unanimously approved by a committee of three persons, currently consisting of Mr. Ross, Mr. Blau and Mr. Beal.
(5)  Based on Total Common Shares plus the 11% Preferred Shares held by Related Special Assets, LLC (see footnote 4 above).

The following table provides information as of July 14, 2009 with respect to the beneficial ownership of our Common Shares and Special Preferred Voting Shares by our trustees, our named executive officers and our executive officers and trustees as a group.

Name and Title	Amount and Nature of Beneficial Ownership of Common Shares		Percent of Common Shares Beneficially Owned		Amount and Nature of Beneficial Ownership of Special Preferred Voting Shares	Number of Voting Shares	Voting Ownership Percentage

Marc D. Schnitzer Managing Trustee, Chief Executive Officer and President	741,463	(1)	1.2%		864,229	1,605,692	2.1%

Robert L. Levy Chief Financial Officer	391,369	(2)	*		--	391,369	*

Jerome Y. Halperin Managing Trustee (independent trustee)	52,616		*		--	52,616	*

Robert L. Loverd Managing Trustee (independent trustee)	75,587		*		--	75,587	*

Robert A. Meister Managing Trustee (independent trustee)	81,535	(4)	*		--	81,535	*

Thomas W. White Managing Trustee (independent trustee)	21,372		*		--	21,372	*

Donald. J. Meyer Executive Managing Director	330,509	(5)	*		--	330,509	*

Paul G. Smyth Executive Managing Director	405,467	(6)	*		--	405,467	*

Andrew J. Weil Executive Managing Director	437,546	(7)	*		73,136	510,682	*

All Executive Officers and Trustees of the Company as a group (9 persons)	2,537,464	(7)	4.1	%(8)	937,365	3,474,829	4.0	%(9)

*	Less than 1% of the outstanding Common Shares.

(1)
Includes (i) 155,876 Common Shares owned directly by Mr. Schnitzer; (ii) 47,348 restricted Common Shares which vest on February 1, 2010; (iii) 13,116 restricted Common Shares which vest on March 1, 2010; (iv) 45,147 restricted Common Shares, of which 22,573 vest on March 10, 2010 and 22,574 vest on March 10, 2011 and (v) 479,976 restricted Common Shares, of which 239,988 vest on January 1, 2010 and 239,988 vest on January 1, 2011. This total does not include 864,229 SCUs owned by Marc Associates, LP, of which Mr. Schnitzer owns 100%.

(2)
Includes (i) 58,408 Common Shares owned directly by Mr. Levy; (ii) 35,714 restricted Common Shares, of which 11,904 vest on November 28, 2009, 11,905 vest on November 28, 2010, and 11,905 vest on November 28, 2011; (iii) 4,372 restricted Common Shares which vest on March 1, 2010; (iv) 25,583 restricted Common Shares, of which 12,791 vest on March 10, 2010 and 12,792 vest on March 10, 2011 and (v) 267,292 restricted Common Shares, of which 133,646 vest on January 1, 2010 and 133,646 vest on January 1, 2011.

(3)
Includes (i) 72,489 Common Shares owned directly by Mr. Meister; (ii) 1,514 restricted Common Shares, which vest on January 3, 2010; (iv) 2,642 restricted Common Shares, which vest on June 15, 2010 and (v) 4,890 restricted Common Shares, which vest on December 18, 2010.

(4)
Includes (i) 49,640 Common Shares owned directly by Mr. Meyer; (ii) 20,265 restricted Common Shares, which vest on March 1, 2010; (iii) 16,554 restricted Common Shares, of which 8,277 vest on March 10, 2010, and 8,277 vest on March 10, 2011 and (iv) 244,050 restricted Common Shares, of which 122,025 vest on January 1, 2010, and 122,025 vest on January 1, 2011.

(5)
Includes (i) 41,641 Common Shares owned directly by Mr. Smyth; (ii) 88,173 restricted Common Shares, of which 44,086 vest on August 15, 2009 and 44,087 vest on August 15, 2010; (iii) 31,603 restricted Common Shares, of which 15,801 vest on March 10, 2010, and 15,802 vest on March 10, 2011 and (iv) 244,050 restricted Common Shares, of which 122,025 vest on January 1, 2010, and 122,025 vest on January 1, 2011.

(6)
Includes (i) 28,290 Common Shares owned directly by Mr. Weil; (ii) 17,680 restricted Common Shares, which vest on March 1, 2010; (iii) 30,098 restricted Common Shares, of which 15,049 vest on March 10, 2010, and 15,049 vest on March 10, 2011 and (iv) 361,478 restricted Common Shares, of which 180,739 vest on January 1, 2010, and 180,739 vest on January 1, 2011. This total does not include 73,136 SCUs owned directly by Mr. Weil.

(7)	Includes; 981,545 restricted Common Shares.
(8)	Based on the Total Common Shares.
(9)	Based on Total Common Shares plus 13,131,465 Special Preferred Voting Shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Review and Approval of Related Person Transactions

The nominating and governance committee of our board of trustees (and from time to time subcommittees created by the independent trustees) reviews, monitors and approves any transactions by us in which a trustee or officer of us, CAHA, or any of CAHA’s affiliates has a direct or indirect personal interest, oversees compliance with the Future Relations Agreement between us and TRCLP, which, together with its affiliates, is our only shareholder owning more than 5% of our outstanding voting shares, and reviews disputes that may arise from any of the agreements related to our acquisition of our manager.  The charter of our nominating and governance committee contains the written policy requiring the committee’s review of the related person transactions.  Our legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the trustees and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether we or a related person has a direct or indirect material interest in the transaction.

During the year ended December 31, 2008 we had certain relationships with our manager and our other affiliates as detailed below, and we expect we will continue to have such or similar relationships in the future.

Management and Servicing Agreements

We and our subsidiaries operate our day-to-day activities utilizing the services and advice provided by our subsidiaries, CAHA and CCG, subject to the supervision and review of our board of trustees and our subsidiaries’ board of trustees, or directors, as applicable. Although our board of trustees and each board of trustees, or directors, of our subsidiaries has continuing exclusive authority over the respective entity’s management, affairs and disposition of assets, our board of trustees, and the board of trustees or directors of our subsidiaries, as applicable, has delegated to CAHA and CCG the power and duty to perform some or all of the following management services pursuant to management agreements and servicing agreements:

(i)	manage the day-to-day operations of us and our subsidiaries;

(ii)	acquire, retain or sell our and our subsidiaries’ assets;

(iii)	seek out, present and recommend investment opportunities consistent with our and our subsidiaries’ investments or the dispositions thereof;

(iv)
when appropriate, cause an affiliate to serve as the mortgagee of record for mortgage investments of us and our subsidiaries and in that capacity hold escrow on behalf of mortgagors in connection with the servicing of mortgages;

(v)
obtain for us and our subsidiaries such services as may be required in acquiring and disposing of investments, disbursing and collecting the funds of such entity, paying the debts and fulfilling the obligations of such entity and handling, prosecuting and settling any claims of such entity, including foreclosing and otherwise enforcing mortgages and other liens securing investments;

(vi)	obtain for us and our subsidiaries such services as may be required for property management, mortgage brokerage and servicing and other activities relating to our investment portfolio;

(vii)	evaluate, structure and negotiate prepayments or sales of our and our subsidiaries’ investments;

(viii)	monitor operations and expenses; and

(ix)	perform the foregoing services.

The term of our management agreement with CAHA ended on November 17, 2008 (although we have not terminated the agreement). The term of each of our subsidiaries’ management and servicing agreements with CAHA and CCG, respectively, ended on November 17, 2008 (although we have not terminated the agreements), provided, however, that if our management agreement with CAHA is terminated or not renewed, we may terminate each of the management agreements with such subsidiaries. We are continuing to operate under the terms of the management agreements. The management agreements and servicing agreements may be renewed, subject to evaluation and approval by the relevant entity’s board of trustees or directors, as applicable. Each management agreement may be terminated:

(i)	with or without cause by CAHA, or

(ii)	for cause by a majority of the applicable entity’s independent trustees, in each case without penalty and each upon 60 days’ prior written notice to the non-terminating party.

Each servicing agreement may be terminated:

(i)	with or without cause by either party upon 30 days’ prior written notice to the non-terminating party, or

(ii)	upon the occurrence of a servicer default upon five days’ prior written notice to CCG.

Each management and servicing agreement provides that each entity will indemnify the manager and its affiliates under certain circumstances.

Management and Servicing Fees

Under our management agreement with CAHA, or its designees, is entitled to receive reimbursement of all costs incurred by CAHA and its designees in performing services for us under the management agreement plus an amount equal to a market-based percentage, as jointly determined from time to time by us and CAHA.

Under the management agreements with our subsidiaries, CAHA is entitled to receive a management fee equal to 0.10% of the aggregate original amount invested from time to time in investments plus reimbursement for its reasonable, actual out-of-pocket expenses incurred in connection with its duties under the management agreements; provided, however, that the amounts paid under the management agreements will be credited against the amounts owed by us to CAHA pursuant to our management agreement with CAHA. Under our and our subsidiaries’ servicing agreements with CCG, CCG is entitled to receive a revenue bond servicing fee equal to 0.15% per annum of the outstanding principal amount of revenue bonds held by such subsidiary. CCG is also permitted to earn miscellaneous compensation which may include, without limitation, construction fees, escrow interest, property management fees, leasing commissions and insurance brokerage fees. The payment of any such compensation is generally limited to the competitive rate for the services being performed.

Other Affiliated Transactions

Private Offering of 11% Preferred Shares to Related

On December 19, 2007, the board of trustees (other than Mr. Ross and Mr. Blau), including all members of the nominating and governance committee approved the entry into an equity commitment letter with TRCLP. Subsequently, in light of shareholder concerns conveyed in our December 28, 2007 investor conference call, we commenced work on a rights offering with respect to the preferred convertible shares and, to this end, on January 17, 2008 our board of trustees, other than Mr. Ross and Mr. Blau, approved the rights offering and established a rights offering committee composed of certain independent members of our board of trustees to review and approve the final terms of the rights offering and the final documents governing the private offering to TRCLP, including the securities purchase agreement and registration rights agreement discussed below. The final terms of the rights offering and the final documents governing the private offering to TRCLP were approved by the rights offering committee on January 25, 2008.

On January 25, 2008, we and Related Special Assets LLC, which we refer to as TRCLP, entered into a securities purchase agreement for the issuance and sale in a private offering of $131,234,548 in aggregate principal amount of our 11% Preferred Shares at a purchase price of $11.70 per share.

Pursuant to the securities purchase agreement, we consummated the rights offering to holders of our eligible securities, in each case other than TRCLP, Mr. Ross and Mr. Blau and Related General II, L.P. or any of their affiliates.

In accordance with the securities purchase agreement and the certificate of designation for the 11% Preferred Shares, we redeemed from TRCLP, together with its affiliates and successors in interest, 373,126 11% Preferred Shares (which is equal to the number of 11% Preferred Shares subscribed for in the rights offering) at a redemption price of $4,471,074, which is equal to 100% of the liquidation amount (i.e. $11.70), plus accrued and unpaid distributions to, but excluding, the redemption date, and TRCLP and its affiliates and successors in interest retained the balance of the 11% Preferred Shares that we did not redeem.

In addition, the securities purchase agreement provides that, so long as TRCLP, together with its affiliates and successors in interest, collectively owns at least 50% of such convertible shares, we agreed, subject to and in accordance with the provisions of our trust agreement, Delaware law acting through our board of trustees, consistent with and subject to their duties under Delaware law and our trust agreement, to take all actions necessary to cause the nomination by the board of trustees of one representative, designated by TRCLP for election by the holders of our Common Shares and any other shares entitled to vote with our Common Shares in the election of trustees to the board; provided, that, such designee qualifies as “independent” and that in addition the board of trustees has affirmatively determined that such designee had no material relationship with us or our affiliates or any member of our senior management or their affiliates. In addition, the holders of a majority of the outstanding 11% Preferred Shares also have the right, upon certain defaults by us, together with holders of other securities having similar rights, to appoint two trustees to our board of trustees for so long as such default is continuing. Upon the cure of such defaults, the two additional trustees will immediately cease to be trustees and the size of our board of trustees will be reduced by two members.

We have agreed to indemnify Related and its affiliates, and their respective directors, officers, shareholders and other equity holders, partners, members, attorneys, accountants, agents, advisors, representatives and employees and, as applicable, their respective heirs, successors and permitted assigns for certain liabilities incurred by them in connection with breaches of our representations, warranties and covenants under the securities purchase agreement, as well as with respect to any losses to which they may become subject, arising out of or in connection with the transactions contemplated by the securities purchase agreement, or any proceedings, including, without limitation, any shareholder derivative claim or any “phantom income” to our shareholders as a result of the provisions of the securities purchase agreement. In addition, we have agreed to reimburse TRCLP for its reasonable legal fees and disbursements incurred in connection with the negotiation and documentation of the purchase of the 11% Preferred Shares purchased under the securities purchase agreement and have agreed to bear all transfer, stamp and other similar taxes.

Registration Rights

In connection with the private offering to TRCLP on January 25, 2008, we and TRCLP entered into a registration rights agreement. Pursuant to the registration rights agreement, we agreed, subject to certain exceptions, to file not later than 90 days after January 25, 2008, a shelf registration statement registering the 11% Preferred Shares sold to TRCLP and the Common Shares into which the 11% Preferred Shares convert under the Securities Act, which we refer to collectively as the registrable securities. We also agreed to use commercially reasonable efforts to keep the shelf registration statement continuously effective under the Securities Act for a period expiring on the date on which all of the registrable securities covered by the shelf registration statement have been sold pursuant to the shelf registration statement or the holders of the registrable securities are eligible to sell such registrable securities pursuant to Rule 144(k) promulgated under the Securities Act.  The Company has not filed the shelf registration statement pending resolution of the outstanding class action and derivative litigation.

In addition, if we propose to file certain registration statements under the Securities Act in connection with an underwritten offering solely by selling shareholders of Common Shares for cash, the holders of registrable securities are entitled to notice of the proposed registration and, subject to certain exceptions, to include their registrable securities in the registration statement.

We are generally required to pay all of the expenses in connection with the registration of registrable securities, other than underwriting discounts and commissions and taxes of any kind.

Relationships with AMAC

We manage and hold an investment in American Mortgage Acceptance Company (“AMAC”), a publicly-traded REIT, for which one of our affiliates acts as the outside advisor, and one of our executives, Mr. Meyer, is a member of AMAC’s board of trustees. Mr. Meyer also serves as chairman, chief executive officer and chief investment officer of AMAC and Robert L. Levy, our chief financial officer, performs the same role for AMAC. In the past, AMAC has engaged in lending transactions with certain affiliates of Mr. Ross. A subsidiary of ours advises AMAC, and in consideration for its services collects asset management, incentive management and expense reimbursement from AMAC pursuant to an advisory agreement. These fees, which are included in our fee income, totaled approximately $1.2 million in 2007. Effective March 2007, we entered into a new advisory agreement whereby the basis of certain of the fees we earn has changed.

In addition, in March 2007, we entered into a share purchase plan under Rule 10b5-1 under the Securities Exchange Act, whereby we may purchase up to 9.8% of the outstanding Common Shares of AMAC in open-market purchases based on pre-determined parameters. Through December 31, 2008, we purchased approximately 600 thousand Common Shares (for $5.3 million) under this plan, or 6.9% of the outstanding Common Shares of beneficial interests. Furthermore, in July 2007, we purchased approximately 300 thousand shares of 7.25% Series A Cumulative Convertible Preferred Shares (41.2% of the class) issued by AMAC for $7.0 million in connection with AMAC’s public offering of such shares.

In April 2007, we increased the capacity of the revolving credit facility to AMAC from $50.0 million to $80.0 million and extended the term to June 2008 with a one-year optional extension. This facility, bearing interest at LIBOR plus 3.0%, is used by AMAC to purchase new investments and for general corporate purposes.  In the opinion of management, the terms of this facility are consistent with similar transactions with independent third parties.  During July 2008, the revolving credit facility was amended to extend the maturity date to June 2009.  A forbearance agreement was also entered into whereby the Company agreed to forbear any remedies under the loan agreement and not call the outstanding balance of the loan provided interest payments remain current and provided that no lenders of debt on any other facility demand repayment due to default.  As a result of this agreement, AMAC has agreed to be charged a default interest rate of LIBOR plus 7.0%.  An additional 4.0% of interest over the contract rate of LIBOR plus 3.0% is compounded monthly retroactively to January 1, 2008, the initial event of default, and payable upon demand.

During 2007, AMAC suspended investment activity due to volatility in credit markets that led to significant margin calls on its debt facilities and interest rate swaps.  As a result, it sold certain assets, recorded impairment charges on others and recorded a substantial net loss.  In addition, AMAC has recorded unrealized losses on some of its remaining assets and interest rate derivatives.  In October 2008, AMAC was unable to refinance its repurchase financing arrangements and sold assets to repay the debt.  As a result of AMAC’s inability to obtain financing other than our loan, its board began the process of determining a plan of liquidation. As we are one of two creditors likely to recover any of AMAC’s assets, we recorded an impairment charge of $70.3 million, reducing our carrying value to our current estimate of $9.6 million in repayment.  Additionally, we recorded a charge to reduce our investment in AMAC shares to zero, ceased accruing asset management fees receivable and wrote off the remaining balance of the intangible asset associated with the management agreement.  AMAC’s financial position and share price steadily deteriorated and its Common Shares and 7.25% Series A Cumulative Convertible Preferred Shares were delisted from the NYSE Alternext US LLC (formerly the American Stock Exchange).  Now trades on the pink quotes under the symbol “AMOA”.

We serve as the collateral manager for AMAC’s $400.0 million CDO and service all of the loans in AMAC’s investment portfolio, performing all primary and special servicing functions. Pursuant to the servicing agreement, we receive fees from AMAC based on the dollar amount of loans we service.

During December 2007, Centerline Real Estate Special Situations Mortgage Fund LLC (“CRESS”), purchased investments from AMAC for $7.9 million. In January and February 2008, CRESS purchased additional investments from AMAC for $55.0 million. During 2008, CRESS also purchased investments with a principal amount of $33.4 million from AMAC for a purchase price of $31.7 million, in a manner consistent with transactions with independent third parties.

During 2008, we purchased mortgage revenue bond investments with a principal amount of $4.5 million from AMAC for a purchase price of $2.0 million.

Co-investment in Centerline Urban Capital I LLC

Centerline Urban Capital I LLC  (“CUC”), is an investment fund with the California Public Employees’ Retirement System (“Calpers”), as majority investor, focusing on investments in multifamily properties in major urban markets. Our membership interest includes a co-investment obligation amounting to 2.5% of capital invested. Remaining funding commitments under this obligation are insignificant.

Unconsolidated Partnerships

We loaned monies to certain tax credit fund partnerships to allow them to provide financial support to property partnerships in which they invest.  We expect the tax credit fund partnerships will repay those loans from the release of reserves, proceeds from asset sales and other operating sources.  Loans we made (net of recoveries) were $31.6 million in 2008, $45.1 million in 2007 and $57.6 million in 2006. A portion of these advances relates to the financial difficulties of three developers and our subsequent actions to protect our investments in the properties that were under development and for which we assumed the general partner interest.

Other Agreements with Affiliates of TRCLP

Mr. Ross and Mr. Blau were managing trustees of our company. In addition, each of Mr. Ross and Mr. Blau are affiliates of TRCLP, which, through its affiliates, is a significant shareholder of ours.  The beneficial ownership of our voting shares by Mr. Ross and Mr. Blau is set forth in the beneficial ownership table included in this Proxy.  See “Security Ownership of Certain Beneficial Owners and Management and Related Shareholders” above.

Furthermore, on the record date for the rights offering, the Related Group owned 24,220,152 Common Shares and common share equivalents and controlled approximately 30.4% of our voting power. Prior to the private offering of 11% Preferred Shares, the Related Group owned 12,011,974 Common Shares and common share equivalents and controlled approximately 17.8% of our voting power.

In addition, a subsidiary of TRCLP earned fees for performing property management services for various properties held in tax credit fund partnerships we manage.

During the year ended December 31, 2008, tax credit fund partnerships that we consolidate provided equity financing to properties developed by a subsidiary of TRCLP.  CRESS funded an additional $8.3 million on two loans secured by properties developed by TRCLP, with no additional future funding obligations.

During 2008, CRESS, AMAC and CUC recorded impairment charges pertaining to properties developed by TRCLP.  In November 2008, TRCLP informed us that two of its developments (Snowmass Village and CityNorth) were being significantly impacted by current economic conditions such that both projects would likely require significant financial restructuring.  This meant that the mezzanine loans held by AMAC and CRESS were compromised in value.  Such compromise in value continues to exist.  CRESS holds aggregate mezzanine loans in the amount of $23.6 million secured by interests in the entity which owns the CityNorth project and aggregate mezzanine loans in the amount of $43.5 million secured by the interests in the entity which owns the Snowmass project.  AMAC also holds mezzanine loans related to these properties (aggregating of $50.7 million) and CUC has an equity investment in the CityNorth development in the amount of $18.0 million.  Based on our discussions with TRCLP, we have determined that the investments related to CityNorth have no residual value and that the likelihood of recoveries related to Snowmass is limited.  As a result, the following events took place in 2008:

•	CRESS recorded aggregate impairment charges of $63.9 million, of which our proportionate share is $3.2 million;

•	CUC recorded an impairment charge of $18.0 million, of which our proportionate share is $0.5 million; and

•	AMAC recorded aggregate impairment charges of $47.4 million, which is one of the factors in determining the estimated recovery amount for the revolving credit facility we had extended (see above).

During 2008, an affiliate of TRCLP provided over 14.0% of the tax credit properties for which we arranged equity financing.

Arrangements with Executive Officers

The employment agreement of Mr. Schnitzer, our chief executive officer and president and a managing trustee of our board, requires him to acquire and hold the equity interests in certain entities with respect to which we will serve and may in the future serve, as the non-equity manager and be entitled to receive economic benefits related to such equity ownership.  These entities are entitled to fee income sufficient to pay reasonable taxes and other maintenance expenses.  Three other executives, including Mr. Levy and Mr. Weil also hold such equity interests.

Certain employees, including the named executive officers, participate in a pool of profits, or promotes, earned by Centerline REIT, Inc., which we refer to, together with its parent Centerline Investors I, LLC and its subsidiaries, as Centerline REIT, and certain of its subsidiaries that sponsor and manage funds that invest in high-yield real estate investments.  During 2008, Mr. Schnitzer received $29,639, Mr. Levy received $16,352, Mr. Meyer received $16,352, Mr. Smyth received $242,793, and Mr. Weil received $16,352 in connection with their promote participation in Centerline REIT.

Island Capital Group LLC

As described on a Form 8-K filed with the US Securities and Exchange Commission (the “SEC”) on July 6, 2009, the Company entered into an authorization agreement (the “Authorization Agreement”) with Island C-III Holdings LLC, an affiliate of Island Capital Group LLC (“Island”), pursuant to which Centerline has authorized Island to negotiate with creditors and other claimants of Centerline (“Creditors”) a restructuring and settlement of the obligations, liabilities and claims due from or against Centerline and its subsidiaries. The execution of the Authorization Agreement follows the submission by Island of an indication of interest to Centerline dated June 8, 2009, in which Island requested the right to negotiate with the Creditors with a view to potentially submitting a proposal to engage in a merger or similar transaction to acquire or otherwise succeed to substantially all of the assets, liabilities and business operations of Centerline. The Authorization Agreement provides Island with an exclusive period to conduct its negotiation with creditors, which period may be terminated or truncated under certain circumstances. Centerline previously provided Island with certain non-public information under the terms of a confidentiality agreement dated May 4, 2009. Island is a private real estate merchant banking firm headed by Andrew L. Farkas who was also the founder, Chairman & Chief Executive Officer of Insignia Financial Group, Inc.

Centerline has previously announced that it retained a leading financial advisory firm, Rothschild Inc., to assist its management with an evaluation of its business and strategic alternatives. This evaluation, which is being carried out by a committee of independent members of Centerline’s Board of Trustees, is ongoing and will continue while Island negotiates with the Creditors.

Island will seek to enter into settlement and restructuring agreements with the Creditors, and the Authorization Agreement includes certain guidelines for the terms of those agreements. The Authorization Agreement provides that a definitive proposal must be submitted by Island and agreed to in principle by the parties by September 14, 2009 to avoid termination of the Authorization Agreement. The Authorization Agreement also provides that if definitive documentation for a transaction is not entered into with Island on or before October 31, 2009, and settlement and restructuring agreements (or similar arrangements) are used by Centerline or any successor within one year of the termination of the Authorization Agreement, Island may be entitled to receive a restructuring fee. The Authorization Agreement also provides for the reimbursement of certain expenses.

The term of the Authorization Agreement (which may be extended in certain circumstances) expires on October 5, 2009, during which time Centerline may explore alternative transactions with other parties, including with respect to a potential sale of Centerline. To date, no proposal has been submitted by Island and there can be no assurance that a proposal will be submitted by Island.

Other

Substantially all fund origination revenues in the affordable housing segment are received from LIHTC fund partnerships we have originated and manage, many of which comprise the partnerships that we consolidate. While our affiliates hold equity interests in the investment funds’ general partner and/or managing member/advisor, we have no direct investments in these entities, and we do not guarantee their obligations. We have agreements with these entities to provide ongoing services on behalf of the general partners and/or managing members/advisors, and we receive all fee income to which these entities are entitled.

In connection with the 2002 refinancing of a property partly owned by Mr. Ross, we entered into an agreement which allows a revenue bond to be put to us should the owner of the underlying property default on the bond.  We, in turn, entered into agreements which allow us to put the bond to the general partners of the owner who are our affiliates controlled by Mr. Ross.  This right is secured by collateral assignments of the general partners’ partnership interests in the limited partnership that owns the underlying property

ACCOUNTING AND AUDIT INFORMATION

Audit Committee Report

The audit committee of our Board has issued the following report with respect to our audited financial statements for the year ended December 31, 2008:

•	The audit committee assists the Board in fulfilling its oversight responsibilities with respect to the integrity of the Company’s financial statements;

•
The audit committee has reviewed and discussed with our management our 2008 audited financial statements.  The audit committee also reviewed management’s report on its assessment of the effectiveness of internal control over financial reporting as of December 31, 2008;

•
The audit committee has discussed with Deloitte & Touche LLP (our independent registered public accounting firm) the matters required to be discussed by Statements on Auditing Standards No. 61 as amended by Statements on Auditing Standards No. 90;

•
The audit committee has received the written disclosures and letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (which relates to the registered public accounting firm’s independence from our Company and its related entities) and has discussed with the registered public accounting firm their independence from us. The audit committee has concluded that the independent registered public accounting firm is independent of our Company and its subsidiaries; and

•
The audit committee has discussed significant accounting policies applied by our Company in our financial statements. The audit committee met separately with the independent registered public accounting firm, with and without management, to discuss the results of their examination and their observations and recommendations.

Based on the review and discussions referred to in the four items above, the audit committee recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2008.

Submitted by the audit committee of our Board:

Jerome Y. Halperin — Chairman
Robert L. Loverd Thomas W. White

Independent Registered Public Accounting Firm

Deloitte & Touche LLP has been and is presently our independent registered public accounting firm. Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting and to be available to respond to appropriate questions from holders of our Common Shares, Special Preferred Voting Shares and 11% Preferred Shares. In addition, such representatives will have the opportunity to make a statement if they desire to do so.

The following table presents fees for professional audit services rendered by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”) for the audit of our financial statements for the years ended December 31, 2008 and December 31, 2007, and fees for other services rendered by Deloitte during those periods.

	2008	2007
Audit Fees (a)	$4,492,733	$4,769,183
Audit-Related Fees	--
Tax Fees	--
All Other Fees (b)	60,000	1,399,593
Total	$4,552,733	$6,168,776

a.  Fees for audit services billed for 2008 and 2007 consisted of the audit of our annual financial statements and internal controls, reviews of our quarterly financial statements, comfort letters, consents and other services related to SEC matters.

b.  Other fees in 2008 are related to agreed upon procedures associated with the operations of Centerline Financial LLC, a subsidiary in our Credit Risk Products Group, and CUC. Other fees in 2007 principally represent advisory fees related to our financial reengineering initiatives and also include $15,000 related to agreed upon procedures associated with the operations of Centerline Financial, LLC.

All audit-related services, tax services and other services were pre-approved by the audit committee, which concluded that the provision of those services by Deloitte was compatible with the maintenance of Deloitte’s independence in the conduct of its auditing functions.

Policy on Pre-Approval of Independent Registered Public Accounting Firm Services

The audit committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm.  The audit committee has established a policy regarding pre-approval of all audit and non-audit services provided by our independent registered public accounting firm.

On an on-going basis, management communicates specific projects and categories of service for which the advance approval of the audit committee is requested.  The audit committee reviews these requests and advises management if the audit committee approves the engagement of the independent registered public accounting firm.  The audit committee may also delegate the ability to pre-approve audit and permitted non-audit services to one or more of its members, provided that any pre-approvals are reported to the audit committee at its next regularly scheduled meeting.

EXPENSES OF SOLICITATION

We will bear the costs of soliciting proxies for the annual meeting. Brokers and nominees should forward soliciting materials to the beneficial owners of the Common Shares, Special Preferred Voting Shares or 11% Preferred Shares held of record by such person, and we will reimburse them for their reasonable forwarding expenses.  In addition to the use of the mail, proxies may be solicited by our trustees and officers or officers and employees of Centerline Advisors by personal interview or telephone.

Additionally, we have retained The Altman Group, a proxy solicitation firm, to assist in the solicitation of proxies.  We anticipate that the cost of this proxy solicitation firm in the aggregate will not exceed $5,000, plus expenses.  The telephone number of The Altman Group is (201) 806-7300.  Other than as set forth above, neither we nor any other person acting on our behalf has retained any other person to make solicitations or recommendations to shareholders with respect to the approval of the acquisition transaction or any other proposal submitted to the shareholders for consideration at the annual meeting.

VOTING PROCEDURES

General

A representative of Paul, Hastings, Janofsky & Walker LLP (the “Inspector”) has been appointed the inspector of elections.  The Inspector will count all votes cast, in person or by submission of a properly executed proxy, received at or prior to the annual meeting.

Abstentions and “broker non-votes” (nominees holding Common Shares for beneficial owners who have not voted on a specific matter) will be treated as present for purposes of determining whether a quorum is present at the annual meeting.  Abstentions and broker non-votes are not treated as votes cast in the election of trustees or Proposal #2 (Ratification of the Appointment of Independent Registered Public Accounting Firm) and thus are not the equivalent of votes against a nominee or against such ratification.

Voting

You may vote by completing, signing and mailing the enclosed proxy card in the enclosed return envelope.  In the alternative, you may also submit a proxy by telephone or on the Internet by following the instructions on the enclosed proxy card.  To submit a proxy on the Internet, log on to the Internet and go to http://www.investorvote.com, and follow the directions outlined on the secure website.  To submit a proxy by telephone, call toll-free 1-800-652-VOTE (1-800-652-8683), and follow the instructions provided by the recorded message.  Even if you plan to attend the annual meeting in person, we urge you to return your proxy card or submit a proxy by telephone or the Internet to assure the representation of your shares at the annual meeting.

Record Date

Only holders of our Common Shares, Special Preferred Voting Shares and 11% Preferred Shares of record at the close of business on July 14, 2009 are entitled to receive notice of, and to vote at, the annual meeting, or any postponements or adjournments thereof.  On July 14, 2009, there were approximately 53,420,285 Common Shares outstanding, 8,853,310 restricted Common Shares outstanding, 13,131,465 Special Preferred Voting Shares and 11,207,677 11% Preferred Shares outstanding.  Each Common Share, restricted Common Share and Special Preferred Voting Share is entitled to one vote on all matters that may come before the annual meeting.  Each 11% Preferred Share is entitled to 1.0884 votes on all matters that may come before the annual meeting.  All votes are exercisable in person or by properly executed proxy, on all matters which properly come before the annual meeting (or any postponement or adjournment thereof).

Quorum; Adjournments

For purposes of the annual meeting, the presence, in person or by proxy, of shareholders entitled to cast a majority of all votes entitled to be cast at the annual meeting will constitute a quorum.  If a quorum is not obtained, the annual meeting may be adjourned for the purpose of obtaining additional proxies or votes or for any other purpose and, at any subsequent reconvening of the annual meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the annual meeting, except for any proxies which have theretofore effectively been revoked or withdrawn, notwithstanding that they may have been effectively voted on the same day for any other matter at a previous meeting.

Vote Required

The affirmative vote of a plurality of the votes actually cast by the holders of our Common Share, Special Preferred Voting Shares and 11% Preferred Shares at the annual meeting is required for the election of each of the trustee nominees. The affirmative vote of the holders of a majority of the Common Shares, Special Preferred Voting Shares and 11% Preferred Shares voting either in person or by proxy at the annual meeting is required to approve Proposal #2, the ratification of the appointment of the independent registered public accounting firm; and, if necessary, the extension of the solicitation period and the adjournment of the annual meeting.

SHAREHOLDER PROPOSALS

Under SEC rule 14a-8, shareholder proposals for consideration at our 2010 annual meeting must be received by us at our principal executive office on or before December 28, 2009, in order to be included in the proxy statement and form of proxy relating to that meeting.  In addition, our bylaws provide that for trustee nominations or any other proposal; we must receive a written notice at our principal executive office between March 14, 2010 and April 14, 2010, in order to be considered timely.

ANNUAL REPORT ON FORM 10-K

Upon written request by any shareholder entitled to vote at the meeting, we will furnish that person without charge a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which is filed with the SEC, including the financial statements and schedules thereto.  Requests should be addressed to Hande Tuney at Centerline Holding Company, 625 Madison Avenue, New York, New York 10022.

OTHER BUSINESS

Our Board does not know of any other matters to be brought before the annual meeting except those set forth in the notice thereof. If other business is properly presented for consideration at the annual meeting, it is intended that the proxies will be voted by the persons named therein in accordance with their judgment on such matters.

It is important that your Common Shares, Special Preferred Voting Shares and/or 11% Preferred Shares be represented at the annual meeting. If you are unable to be present in person, please complete, date, sign and return the enclosed stamped, self-addressed proxy card, submit a proxy on the Internet at http://www.investorvote.com, or submit a proxy by telephone by calling toll free 1-800-652-VOTE (1-800-652-8683). Your failure to do so will increase the costs of operating our Company and decrease the return on your investment.

By Order of the Board of Trustees

Marc D. Schnitzer
Chief Executive Officer and President

July 23, 2009

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on September 10, 2009. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on September 10, 2009. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M16083-P83489 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

CENTERLINE HOLDING COMPANY

The Board of Trustees recommends you vote "FOR" Proposals 1, 2 and 3.

Vote on Trustees

1. Election of Trustees

Nominees:

	For	Abstain
1a) JEROME Y. HALPERIN	☐	☐
1b) THOMAS W. WHITE	☐	☐

Vote on Proposals

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Dear Shareholder:

Please take note of the important information enclosed with this proxy. There are a number of issues related to the operation of Centerline Holding Company that require your immediate attention.

Your vote counts, and you are strongly encourages to exercise your right to vote the shares.

You can vote the shares by telephone or Internet. Follow the instructions if you wish to do so.

If you choose to vote by mail, please mark the boxes on the proxy card to indicate how the shares will be voted. Then sign and return the proxy card in the enclosed postage-paid envelope.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

Centerline Holding Company

The Notice and Proxy Statement and 2008 Annual Report are available at http://www.centerline.com in the 'Investor Relations" section.

M16084-P83489

CENTERLINE HOLDING COMPANY

The undersigned hereby appoints Marc D. Schnitzer and Robert L. Levy, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all common shares and all 11.0% Cumulative Convertible Preferred Shares, Series A-1 of Centerline Holding Company (collectively, the "Shares") held of record by the undersigned on July 14, 2009, at the Annual Meeting of Shareholders to be held on September 10, 2009, and any adjournments thereof. The undersigned, revoking any proxy heretofore given, hereby votes all the shares of beneficial interest of Centerline Holding Company (the "Company") which the undersigned is entitled to vote at this meeting as stated on the reverse side.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF TRUSTEES RECOMMENDATIONS. PLEASE MARK, DATE, SIGN, AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side